                              AGREEMENT OF MERGER

      THIS AGREEMENT OF MERGER (this "Agreement") is dated as of June 9, 1998 among JAMtv CORPORATION, a Delaware corporation ("JAMtv"), TUNES ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of JAMtv ("Merger Sub"), and TUNES NETWORK, INC., a California corporation ("Tunes").

                                    RECITAL

      WHEREAS, the Boards of Directors of each of JAMtv, Tunes and Merger Sub have approved the terms and conditions of the acquisition of Tunes by JAMtv to be effected by the merger of Tunes with and into Merger Sub, pursuant to the terms and subject to the conditions of this Agreement, the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL").

      NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, JAMtv, Merger Sub and Tunes agree as follows:

                                   SECTION 1
                            THE MERGER; DEFINITIONS

      1.1 MERGER. Subject to the terms and conditions of this Agreement and of the Certificate of Merger in substantially the form attached hereto as EXHIBIT A (the "Merger Certificate"), Tunes shall be merged with and into Merger Sub (the "Merger") in accordance with the applicable provisions of the DGCL and the CGCL, and Merger Sub shall survive the Merger. The Merger Certificate provides for the mode of consummating the Merger and the effects thereof. The Merger Certificate shall be executed by the parties thereto concurrently with the execution of this Agreement.

      1.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement and the Merger Certificate, the Merger Certificate, together with required certificates, if any, shall be duly filed in accordance with the DGCL and the CGCL simultaneous with or as soon as practicable following the Closing (as defined in Section 1.3 hereof). The Merger shall become effective (the "Effective Time") as provided under the DGCL and the CGCL.

      1.3 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 8 hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on June 15, 1998 (the "Closing Date"), or, if the closing conditions contained in Section 6 hereof are not satisfied or waived on or prior to such date, the first business day after satisfaction or waiver of all such conditions, at the offices of Freeborn & Peters, 311 South Wacker Drive, Suite 3000, Chicago, Illinois 60606-6677.

      1.4 EFFECT OF MERGER. Subject to the terms and conditions of this Agreement and the Merger Certificate, at the Effective Time: (i) the separate existence of Tunes shall cease and Tunes shall be merged with and into Merger Sub (Merger Sub and Tunes are each sometimes referred to as the "Constituent Corporations," and Merger Sub, after the Merger, is sometimes referred to as the "Surviving Corporation") and (ii) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of such merger or consolidation; and the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against a Constituent Corporation may be prosecuted as if such merger or consolidation had not taken place; and neither the rights of creditors nor any liens upon the property of any Constituent Corporation shall be impaired by the Merger.

      1.5 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. At the Effective Time, (i) the Certificate of Incorporation of Merger Sub, substantially in the form attached hereto as EXHIBIT B, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter duly altered, amended or repealed as provided in the DGCL; (ii) the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly altered, amended or repealed as provided in the DGCL or in the Certificate of Incorporation or Bylaws of the Surviving Corporation; (iii) Howard A. Tullman, Neal Moszkowski, and Kamran Mohsenin shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until they first resign or their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as such instruments may be amended from time to time, either before or after the Effective Time, or as otherwise provided by law; and (iv) Howard A. Tullman, as Chief Executive Officer, Kamran Mohsenin, as President, David Anderson, as Executive Vice President, and Stuart Frankel, as Treasurer and Secretary, shall be the initial officers of the Surviving Corporation.

      1.6 TAKING OF NECESSARY ACTION. Prior to the Effective Time, the parties shall take, or cause to be taken, all such reasonable actions as may be necessary or appropriate in order to effect, as expeditiously as reasonably practicable, the Merger.

      1.7 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      1.8 DEFINITIONS. As used in this Section 1 and elsewhere in this Agreement, the following terms shall have the following respective meanings:

            "AAA" shall have the meaning set forth in Section 9.3 hereof.

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            "Accounts Receivable" shall have the meaning set forth in Section
3.6 hereof.

            "Aggregate Closing Consideration" shall mean the amount equal to the aggregate consideration payable upon the Closing with respect to all outstanding shares of Tunes Common Stock, Tunes Options, and Convertible Debt that an Investor has elected to convert into shares of Tunes Common Stock, as calculated in accordance with the provisions of Sections 2.1, 2.2 and 2.3 hereof, as applicable, minus the aggregate of the Pro Rata Share of Total Closing Consideration attributable to all Dissenting Shares.

            "Applicable Deduction" shall mean, with respect to each share of Tunes Common Stock (including shares underlying Vested Tunes Options and Convertible Debt that an Investor has elected to convert into shares of Tunes Common Stock), the amount equal to the product of (A) the Excess Liability Amount, if any, on the date of Closing, multiplied by (B) a fraction, the numerator of which is the applicable Pro Rata Share of Cash Closing Consideration for such share, and the denominator of which is equal to $1,550,000 minus the aggregate of the Pro Rata Share of Cash Closing Consideration attributable to all Dissenting Shares.

            "Artists Guild" shall have the meaning set forth in Section 3.16(b) hereof.

            "Balance Sheet Date" means June 30, 1998.

            "Cash Closing Consideration" means $1,550,000, subject to reduction in accordance with the terms of this Agreement.

            "Closing" shall have the meaning set forth in Section 1.3 hereof.

            "Closing Date" shall have the meaning set forth in Section 1.3 hereof.

            "Closing Shares" means the shares of JAMtv Common Stock to be issued by JAMtv at the Closing, which shall be the Initial Closing Shares as reduced in accordancd with Sections 2.9 and 2.10 of this Agreement, which shall be the Initial Closing Shares, subject to reduction in accordance with
Section 2.7.5 of this Agreement.

            "COBRA" shall have the meaning set forth in Section 3.11(m) hereof.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Computer System" shall have the meaning set forth in Section
3.17 hereof.

            "Constituent Corporations" shall have the meaning set forth in
Section 1.4 hereof.

            "Contingent Shares" shall have the meaning set forth in Section 2.7(a) hereof.

            "Convertible Debt" shall mean the indebtedness of Tunes that is convertible into Tunes Common Stock.

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

            "Convertible Debt Instrument" shall mean a Convertible Promissory Note or such other debt instrument which evidences Convertible Debt.

            "Copyrights" shall have the meaning set forth in Section 3.16(a)(2) hereof.

            "Damages" shall have the meaning set forth in Section 7.1(a) hereof.

            "Dissenting Shares" shall mean any shares of Tunes Common Stock held by a holder who has properly exercised appraisal rights for such shares in accordance with the DGCL or the CGCL, as applicable, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights.

            "Earnest Money" means the $200,000 cash deposit previously paid to Tunes by JAMtv, the receipt of which Tunes hereby acknowledges and which deposit is refundable to JAMtv in accordance with Section 8 hereof.

            "Effective Time" shall have the meaning set forth in Section 1.2 hereof.

            "Employee Bonus Payment" shall have the meaning set forth in
Section 5.15 hereof.

            "Environmental Laws" shall have the meaning set forth in Section 3.21(c) hereof.

            "ERISA" shall have the meaning set forth in Section 3.11(a) hereof.

            "Escrow Agent" shall have the meaning set forth in Section 6.2 hereof.

            "Escrow Agreement" shall mean the Escrow Agreement substantially in the form attached as EXHIBIT C hereto.

            "Escrow Fund" shall have the meaning set forth in Section 2.7 hereof.

            "Excess Liability Amount" shall mean the amount by which the liabilities of Tunes which exist as of the Closing Date or otherwise areise out of or reelate to Tunes; conduct before the Closing Date (including all amounts paid by JAMtv to Tunes before the Closing Date to enable Tunes to satisfy such liabilities ) exceed $105,082. The Excess Liability Amount as of May 31, 1998, is attached herto as SCHEDULE 1.8, and, from time to time, shall be adjusted as of the Closing Date.

            "Exchange Agent" shall have the meaning set forth in Section 2.8 hereof.

            "Financial Statements" shall have the meaning set forth in
Section 3.5 hereof.

            "Former Shareholders" shall have the meaning set forth in Section
7.8 hereof.

            "GAAP" shall have the meaning set forth in Section 3.5 hereof.

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

            "Governmental Entity" shall have the meaning set forth in Section 3.4(c) hereof.

            "Hazardous Material" shall have the meaning set forth in Section 3.21(a) hereof.

            "Indemnification Deadline Date" shall have the meaning set forth in Section 7.2(d) hereof.

            "Information Statement" shall have the meaning set forth in
Section 3.26 hereof.

            "Initial Closing Shares" means 300,000 shares of JAMtv Common
Stock.

            "Intellectual Property Assets" shall have the meaning set forth in Section 3.16(a) hereof.

            "IPO Shares" shall have the meaning set forth in Section 2.7 hereof.

            "Investor" shall mean each of the persons identified on SCHEDULE
2.3 that is a holder of Convertible Debt in such amounts as are set forth on
SCHEDULE 2.3.

            "JAMtv Audited Financial Statements" shall have the meaning set forth in Section 4.6 hereof.

            "JAMtv Claim" shall have the meaning set forth in Section 7.4(a) hereof.

            "JAMtv Certificate"shall have the meaning set forth in Section 7.4(a) hereof.

            "JAMtv Common Stock" shall mean the common stock, $.01 par value per share, of JAMtv.

            "JAMtv Indemnified Person(s)" shall have the meaning set forth in
Section 7.1(a) hereof.

            "JAMtv Intellectual Property Assets" shall have the meaning set forth in Section 4.12(a) hereof.

            "JAMtv Licenses" shall the meaning set forth in Section 4.13 hereof.

            "JAMtv Returns" shall have the meaning set forth in Section 4.11(a) hereof.

            "JAMtv Preferred Stock" shall have the meaning set forth in
Section 4.2(a) hereof.

            "JAMtv Unaudited Balance Sheet" shall have the meaning set forth in Section 4.6 hereof.

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

            "JAMtv Unaudited Financial Statements" shall have the meaning set forth in Section 4.6 hereof.

            "Licenses" shall have the meaning set forth in Section 3.19 hereof.

            "Marks" shall have the meaning set forth in Section 3.16(a)(1) hereof.

            "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including, without limitation, intangible assets), liabilities, financial condition or results of operations of Tunes or any of its subsidiaries or JAMtv or any of its subsidiaries, as the case may be, taken as a whole.

            "Material Interest" shall have the meaning set forth in Section
3.15 hereof.

            "Merger" shall have the meaning set forth in Section 1.1 hereof.

            "Merger Certificate" shall have the meaning set forth in Section
1.1 hereof.

            "Microsoft" means Microsoft Corporation, a Washington corporation.

            "Microsoft Deluxe CD Player" means the Microsoft utility which permits a user to play standard audio CDs in a personal computer's CD player, which includes functionality of a CD player appliance, such as play, pause, and other standard functions, and the ability to query Tunes's website for information about the CD being played, such as title, artist, track names, label, release date and special menus with unique URLs that, when selected, launch the user's web browser to load relevant pages from Tunes's website.

            "Microsoft Windows 98 Plus Pack!" means the software utility product that Microsoft bundles with its Windows 98 operating system.

            "Music Rights Holder" shall have the meaning set forth in Section 3.16(b) hereof.

            "Patents" shall have the meaning set forth in Section 3.16(a)(4) hereof.

            "PBGC" shall have the meaning set forth in Section 3.11(h) hereof.

            "Pending Claims" shall have the meaning set forth in Section 7.2(d) hereof.

            "Performance Rights Society" shall have the meaning set forth in
Section 3.16(b) hereof.

            "Performance Shares" shall have the meaning set forth in Section
2.7 hereof.

            "Permitted Liens" shall have the meaning set forth in Section 3.18(d) hereof.

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

            "Plans" shall have the meaning set forth in Section 3.11(a) hereof.

            "Principal Shareholders" shall have the meaning set forth in
Section 5.4 hereof.

            "Pro Forma Balance Sheet" shall have the meaning set forth in
Section 3.5 hereof.

            "Projections" shall have the meaning set forth in Section 3.5 hereof.

            "Pro Rata Share of Cash Closing Consideration" shall mean, with respect to each share of Tunes Common Stock issued and outstanding or underlying the Vested Tunes Options and the Convertible Debt that an Investor has elected to convert into shares of Tunes Common Stock, the amount of cash, if any, as is determined by dividing the amount of Cash Closing Consideration by the aggregate number of shares of Tunes Common Stock issued and outstanding or underlying the Vested Tunes Options and Convertible Debt that an Investor has elected to convert into shares of Tunes Common Stock prior to Closing.

            "Pro Rata Share of Total Closing Consideration" shall mean, with respect to each share of Tunes Common Stock issued and outstanding or underlying the Vested Tunes Options and the Convertible Debt that an Investor has elected to convert into shares of Tunes Common Stock, (i) the Pro Rata Share of Cash Closing Consideration plus (ii) such number of shares of JAMtv Common Stock as shall reflect such Tunes shareholder's pro rata share of the Closing Shares.

            "Publicity Rights" shall have the meaning set forth in Section 3.16(a) hereof.

            "Related Person" shall have the meaning set forth in Section 3.15 hereof.

            "Retention Amount" shall have the meaning set forth in Section
2.7 hereof.

            "Series A Preferred" shall have the meaning set forth in Section 4.2(a) hereof.

            "Series A-I Convertible Preferred Stock" shall have the meaning set forth in Section 4.2(a) hereof.

            "Series A-II Convertible Preferred Stock" shall have the meaning set forth in Section 4.2(a) hereof.

            "Series A-III Convertible Preferred Stock" shall have the meaning set forth in Section 4.2(a) hereof.

            "Series B Preferred" shall have the meaning set forth in Section 4.2(a) hereof.

            "Series C Preferred" shall have the meaning set forth in Section 4.2(a) hereof.

            "Series D Preferred" shall have the meaning set forth in Section 4.2(a) hereof.

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

            "Shareholder Agreements" shall have the meaning set forth in
Section 5.4 hereof.

            "Shareholders' Agent" shall have the meaning set forth in Section 7.8(a) hereof.

            "Shareholders' Agent Certificate" shall have the meaning set forth in Section 7.5 hereof.

            "Shareholders' Agent Expenses" shall have the meaning set forth in Section 7.8(a) hereof.

            "Shareholders' Claim" shall have the meaning set forth in Section
7.5 hereof.

            "Surviving Corporation" shall have the meaning set forth in
Section 1.4 hereof.

            "Tax," "Taxes" and "Taxable" shall have the meaning set forth in
Section 3.14(f) hereof.

            "Taxing Authority" shall have the meaning set forth in Section 3.14(f) hereof.

            "Total Consideration" shall mean the aggregate value of the (i) Aggregate Closing Consideration, (ii) aggregate of the Pro Rata Share of Total Closing Consideration attributable to all Dissenting Shares, (iii) Performance Shares, (iv) IPO Shares and (v) the Retention Amount.

            "Trade Secrets" shall have the meaning set forth in Section 3.16(a) hereof.

            "Tunes Common Stock" shall mean the common stock, no par value, of Tunes.

            "Tunes Disclosure Schedule" shall have the meaning set forth in
Section 3 hereof.

            "Tunes Indemnified Person(s)" shall have the meaning set forth in
Section 7.1(b) hereof.

            "Tunes Third Party Consents" shall have the meaning set forth in
Section 3.4(b) hereof.

            "Tunes Options" shall mean the outstanding options to purchase shares of Tunes Common Stock.

            "Tunes Returns" shall have the meaning set forth in Section 3.14(a) hereof.

            "Unaudited Balance Sheet" shall have the meaning set forth in
Section 3.5 hereof.

            "Unaudited Financial Statements" shall have the meaning set forth in Section 3.5 hereof.

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

            "Vested Tunes Options" shall mean the Tunes Options that are vested and exercisable immediately prior to the Effective Time.

                                   SECTION 2
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                         THE CONSTITUENT CORPORATIONS;
                    TUNES OPTIONS; SURRENDER OF CERTIFICATES

      2.1 EFFECT ON CAPITAL STOCK OF TUNES. At the Effective Time, subject and pursuant to the terms of this Agreement and the Merger Certificate, each issued and outstanding share of Tunes Common Stock shall, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holder thereof, be converted into the right to receive the Pro Rata Share of Total Closing Consideration for one share of Tunes Common Stock minus the Applicable Deduction.

      2.2 EFFECT ON TUNES OPTIONS. At the Effective Time, subject and pursuant to the terms of this Agreement and the Merger Certificate, the holder of each Vested Tunes Option shall be entitled to receive, for each share of Tunes Common Stock underlying such Vested Tunes Option, the Pro Rata Share of Total Closing Consideration for one share of Tunes Common Stock minus the Applicable Deduction. At the Effective Time, all Tunes Options that are not then vested and exercisable shall be cancelled.

      2.3 EFFECT ON CONVERTIBLE DEBT OF TUNES. At the Effective Time, the Convertible Debt, subject and pursuant to the terms of this Agreement and the Merger Certificate, shall be converted into the right to receive the number of shares of Tunes Common Stock underlying each Investor's Convertible Debt in accordance with SCHEDULE 2.3. Accordingly, at the Effective Time, subject and pursuant to the terms of this Agreement and the Merger Certificate, each Investor shall be entitled to receive, for each share of Tunes Common Stock underlying such Investor's Convertible Debt, the Pro Rata Share of Total Closing Consideration for one share of Tunes Common Stock minus the Applicable Deduction. At the Effective Time, the Convertible Debt shall be cancelled and deemed paid and satisfied in full pursuant to this Section 2.3.

      2.4 CANCELLATION OF TUNES CAPITAL STOCK OWNED BY TUNES. At the Effective Time, subject and pursuant to the terms of this Agreement and the Merger Certificate, all shares of Tunes capital stock that are owned directly or indirectly by Tunes or any subsidiary of Tunes shall, by virtue of the Merger and without any action on the part of Tunes or any subsidiary of Tunes, be cancelled, and no consideration shall be delivered in exchange therefor.

      2.5   ADJUSTMENT.

            (a) Notwithstanding the provisions of Section 2.1, 2.2 and 2.3 hereof and the Merger Certificate, the Aggregate Closing Consideration shall not exceed $4,550,000 (including the issuance of up to 300,000 shares of JAMtv Common Stock, valued at $10 per share).

            (b) If prior to the Effective Time and subject to Section 5.1 hereof, the outstanding shares of Tunes Common Stock shall be changed into a different number of shares or a different class of stock by reason of any reclassification, recapitalization, exchange of shares, or if a stock split, stock combination or stock dividend thereon shall be declared with a record date within such period, or by the issuance of shares of Tunes Common Stock or Vested Tunes Options, the Pro Rata Share of Total Closing Consideration with respect to each share of Tunes Common Stock, shall be correspondingly adjusted so that the Aggregate Closing Consideration shall not exceed $4,550,000 (including the issuance of up to 300,000 shares of JAMtv Common Stock, valued at $10 per share).

            (c) The Total Consideration and the Pro Rata Share of Total Closing Consideration with respect to each share of Tunes Common Stock (including shares of underlying Tunes Common Stock issuable upon exercise of Vested Tunes Options and conversion of Convertible Debt) are premised on there being issued and outstanding (i) no more than 6,930,214 shares of Tunes Common Stock; (ii) Vested Tunes Options to purchase 784,030 shares of Tunes Common Stock; and (iii) no more than 1,693,093 shares of Tunes Common Stock issuable upon conversion of the Convertible Debt. In the event that the actual number of such shares or options issued and outstanding, or, in the case of the Convertible Debt, to be issued, differ from the number of such shares or options set forth in this Section 2.5(c), the Pro Rata Share of Total Closing Consideration with respect to each share of Tunes Common Stock shall be correspondingly adjusted so that the Aggregate Closing Consideration shall not exceed $4,550,000 (including the issuance of up to 300,000 shares of JAMtv Common Stock, valued at $10 per share).

            (d) Except as otherwise provided in this Agreement, all shares (or rights to acquire shares) of Tunes capital stock other than Tunes Common Stock shall be cancelled as of the Effective Time without consideration received in exchange therefor.

      2.6 DISSENTERS' RIGHTS. Any Dissenting Shares shall not be converted into cash or stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the CGCL, as applicable. Tunes agrees that, except with the prior written consent of JAMtv, or as required under the DGCL or the CGCL, as applicable, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand to repurchase Tunes Common Stock. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, JAMtv shall deliver, upon surrender by the holder of such Dissenting Shares of a certificate or certificates representing shares of Tunes Common Stock in accordance with Section 2.8(c) hereof, the consideration which the holder thereof would otherwise be entitled to receive under Sections2.1, 2.2 and 2.3 hereof.

      2.7   ADDITIONAL MERGER CONSIDERATION.

            (a) Upon the Closing, in addition to the Aggregate Closing Consideration, JAMtv shall deposit (i) a certificate, executed by the Chief Executive Officer and the Secretary of JAMtv certifying in accordance with the Escrow Agreement that JAMtv shall issue and deliver: up to 50,000 shares of JAMtv Common Stock (the "Performance Shares") and up to 100,000 shares of JAMtv Common Stock (the "IPO Shares") (the Performance Shares and the IPO Shares are referred to collectively as the "Contingent Shares") into the Escrow Fund; and (ii) $750,000 in immediately available funds (the "Retention Amount") into the Escrow Fund. The Escrow Fund shall be governed by the terms set forth in this Agreement and in the Escrow Agreement. The Performance Shares, the IPO Shares and the Retention Amount shall constitute the "Escrow Fund."

            (b) The Performance Shares and the IPO Shares, as the case may be, shall be issued and disbursed to the Former Shareholders of Tunes, if at all, as follows:

                  (1) with respect to the Performance Shares, in the amounts set forth on SCHEDULE 2.7 attached hereto, and on the terms and conditions set forth in Section 2.7(d) hereof, the Escrow Agreement and the "earn-out" schedule set forth on SCHEDULE 2.7;

                  (2) with respect to the IPO Shares, in the amounts set forth on SCHEDULE 2.7 attached hereto, and on the terms and conditions set forth in the Escrow Agreement, upon the closing of a firmly underwritten initial public offering of JAMtv Common Stock (or within three months thereafter) which results in an aggregate market value of JAMtv in any of the amounts set forth in SCHEDULE 2.7.

            (c) The Retention Amount shall be disbursed to the Former Shareholders of Tunes, if at all, on the terms and conditions set forth in
Section 7.9 hereof and the Escrow Agreement.

            (d) The issuance and disbursement of the Performance Shares shall be subject to the following:

                  (1) JAMtv shall calculate, and deliver notice of such calculation to the Shareholders' Agent, on or before August 1, 1999 (or as soon as practicable thereafter) the number of Performance Shares to be disbursed from the Escrow Fund to the Shareholders' Agent in accordance with this Section 2.7 and SCHEDULE 2.7 (the "Performance Share Calculation").

                  (2) JAMtv shall maintain separate books and records for Tunes in accordance with generally accepted accounting principles in order to make the Performance Share Calculation.

                  (3) The Shareholders' Agent will be entitled to audit the Performance Share Calculation in accordance with this subsection. The Shareholders' Agent may, within ten (10) business days after its receipt of the Performance Share Calculation from JAMtv, request in writing that JAMtv deliver to the Shareholder's Agent within ten (10) business days of such written request the books and records reasonably necessary for the Shareholder's Agent or its accountant to confirm the Performance Share Calculation. If the Shareholders' Agent does not request such books and records pursuant to this subsection or if within ten (10) business days after receipt of such books and records JAMtv does not receive from the Shareholders' Agent a written notice of objection to the Performance Share Calculation, JAMtv shall deposit into the Escrow Fund the Performance Shares subject to the Performance Share Calculation and shall deliver instructions to the

      Escrow Agent for disbursement of the Performance Shares to the Shareholders' Agent in accordance with the Escrow Agreement and the Performance Share Calculation. If the Shareholders' Agent requests such books and records and, within ten (10) business days after receipt of such books and records, the Shareholders' Agent objects in writing to the Performance Share Calculation, then JAMtv and the Shareholders' Agent shall attempt in good faith to mutually agree upon the Performance Share Calculation. If, within fifteen (15) business days after receipt by the Shareholders' Agent of such books and records, JAMtv and the Shareholder's Agent have not agreed upon the Performance Share Calculation, then JAMtv and the Shareholder's Agent shall mutually designate a nationally recognized accounting firm to independently calculate the Performance Share Calculation, or if JAMtv and the Shareholder's Agent do not mutually designate such accounting firm, then each of JAMtv and the Shareholders' Agent shall appoint one nationally recognized accounting firm, which accounting firms shall designate a third nationally recognized accounting firm which shall resolve the dispute regarding the Performance Share Calculation. If either JAMtv or the Shareholders' Agent shall fail to select a nationally recognized firm in accordance with the provisions of this subsection within thirty (30) days after notice by the other party that such selection should be made, and such other party has selected a nationally recognized accounting firm pursuant to the provisions hereof, such dispute shall be referred to the accounting firm selected by such party. The decision of such accounting firm shall be conclusive and binding on both parties. Each of JAMtv and the Shareholders' Agent shall pay the costs and expenses of its accounting firm and the Shareholders' Agent shall pay the costs of its accounting firm and the independent accounting firm, if any, designated to resolve any dispute hereunder (the "Independent Accountant"); provided, however, that if a dispute arises that is resolved by the Independent Accountant and the amount of the Performance Shares as calculated by the Independent Accountant exceeds by more than twenty-five percent (25%) JAMtv's Performance Share Calculation, JAMtv shall pay the reasonable costs and expenses of the Shareholders' Agent and the Independent Accountant for such review. If there is no dispute regarding the Performance Share Calculation and JAMtv does not instruct the Escrow Agent to deliver the Performance Shares within ten (10) days of August 1, 1999, or such later date as JAMtv delivers the Performance Share Calculation in accordance with this Section 2.7(d)(3), then, provided that shares of JAMtv Common Stock are then publicly traded, interest shall accrue thereafter on the market value of such Performance Shares at the rate per annum equal to the Prime Rate as listed in the Money Rates section of the WALL STREET JOURNAL plus three percent (3%) (the "Default Rate"). In the event there is a dispute regarding the Performance Share Calculation, then, provided that shares of JAMtv Common Stock are then publicly traded, the Former Shareholders shall be entitled to receive interest from the Due Date at the Default Rate on the market value of the number of Performance Shares determined to be due to the Former Shareholders if such amount exceeds by twenty- five percent (25%) the market value of the shares included in the Performance Share Calculation.

                  (4) If Microsoft shall fail to make the Microsoft Deluxe CD Player generally available to consumers as part of the Windows 98 Plus Pack! on or before June 30, 1999 or if Tunes shall otherwise breach its warranty made pursuant to Section 3.32 hereof, then the amount of Performance Shares disbursable pursuant to the Performance Share Calculation shall be subject to reduction by an amount equal to the lesser of (i) 25,000 shares or (ii) the Performance Share Calculation.

            (e) During the period from and after the Effective Time and until June 30, 1999: (i) JAMtv shall conduct its business in conformity with sound business practices, (ii) if JAMtv (A) sells fifty percent (50%) or more of its assets, (B) sells more than fifty percent (50%) of its common stock to a single acquiror or group of related acquirors in a single transaction or
(C) merges into another company and JAMtv immediately prior to such merger does not own in excess of fifty percent (50%) of the shares of capital stock of the surviving company, JAMtv will cause such sale or merger to be subject to the assumption by the buyer or surviving company of all of JAMtv's obligations under this Agreement, and (iii) JAMtv shall not take any voluntary action for the intended purpose of preventing the Principal Shareholders from earning their Performance Shares or avoiding or seeking to avoid the observance or performance of JAMtv's obligations under this Section 2.7, and shall at all times deal in good faith with the Principal Shareholders in connection with JAMtv's obligations hereunder.

            (f) If between the Effective Time and June 30, 1999, JAMtv commences a voluntary case under the federal bankruptcy laws or a petition is filed against JAMtv under the federal bankruptcy laws and is not dismissed within ninety (90) days of such filing, the Former Shareholders may seek treatment as unsecured creditors of JAMtv in the related bankruptcy proceedings with respect to the Performance Shares the Former Shareholders are entitled to receive hereunder, if any, as of such filing.

      2.8   SURRENDER OF TUNES CERTIFICATES; ISSUANCE OF JAMTV CERTIFICATES.

            (a) EXCHANGE AGENT. Prior to the Closing Date, JAMtv shall appoint American National Bank and Trust Company of Chicago or such other third party as shall be reasonably satisfactory to Tunes to act as exchange agent (the "Exchange Agent") in the Merger. In the alternative, JAMtv may, at its sole option, act as Exchange Agent.

            (b) JAMTV TO PROVIDE THE AGGREGATE CLOSING CONSIDERATION. At the Effective Time, JAMtv shall deposit with the Exchange Agent for exchange in accordance with Sections 2.1, 2.2 and 2.3 hereof and the Merger Certificate, through such reasonable procedures as JAMtv may adopt, the Aggregate Closing Consideration.

            (c) EXCHANGE PROCEDURES. Prior to the Closing Date, Tunes shall mail to each holder of record of certificate(s) or other documents which represent Tunes Common Stock (the "Certificates"), as well as to holders of Vested Tunes Options and Convertible Debt, to be converted into cash and stock pursuant to Sections 2.1, 2.2 and 2.3 hereof and the Merger
Certificate: (i) a letter of transmittal (which shall specify that, with respect to the Certificates, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as JAMtv may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates, Vested Tunes Option and Convertible Debt Instruments in exchange for cash and JAMtv Common Stock. Upon surrender of a Certificate, Vested Tunes Option or Convertible Debt Instrument for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by JAMtv, together with such letter of transmittal, duly executed, the holder of such Certificate, Vested Tunes Option or Convertible Debt Instrument shall be entitled to receive in exchange therefor that portion of the Aggregate Closing Consideration with respect to the Tunes Common Stock, Vested Tunes Options and Convertible Debt properly covered by such Certificate, Vested Tunes Option or Convertible Debt Instrument, as the case may be, as to which such holder is entitled pursuant to Sections 2.1, 2.2 and 2.3 hereof and the Merger Certificate.
Certificates, Vested Tunes Options and Convertible Debt Instruments so surrendered pursuant to this Section 2.8 shall forthwith be cancelled (if not otherwise cancelled or terminated in accordance with their terms). The portion of the Pro Rata Cash Closing Consideration to which such holder is entitled shall be payable in cash or by a check drawn on a United States bank in United States dollars in immediately available funds, and shall not accrue or otherwise bear interest; provided that persons entitled to receive more than $1.0 million shall be entitled to obtain a wire transfer of immediately available funds of the Pro Rata Cash Closing Consideration payable to such persons from the Exchange Agent immediately after the Effective Time. In the event of a transfer of ownership of Tunes Common Stock which is not registered on the transfer records of Tunes, the appropriate amount of cash and shares of JAMtv Common Stock may be delivered to a transferee if the Certificate representing such transferred security is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate, Vested Tunes Option or Convertible Debt Instrument shall be deemed at any time after the Effective Time to represent solely the right to receive upon such surrender that portion of the Aggregate Closing Consideration (without interest and subject to applicable withholding, escheat, and other laws) to which such holder is entitled.

            (d) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF TUNES. The amounts paid in respect of Tunes Common Stock, Vested Tunes Options and Convertible Debt in accordance with the terms of this Agreement and the Merger Certificate shall be deemed to have been delivered in full satisfaction of all rights pertaining thereto, and following the Effective Time, holders of the Certificate, Vested Tunes Options and Convertible Debt shall have no further rights to, or ownership in, shares of Tunes capital stock or rights to acquire Tunes capital stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Tunes capital stock which were outstanding immediately prior to the Effective Time. If, after the Effective time, Certificates, Vested Tunes Options and Convertible Debt Instruments are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged in accordance with the terms of this Agreement and the Merger Certificate.

            (e) DISSENTING SHARES. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of JAMtv under this Section 2.8 shall commence on the date of loss of such status.

            (f) ISSUANCE OF JAMTV CERTIFICATES. The certificates representing the Closing Shares shall contain the follow legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS THEN IN EFFECT), AND IN RELIANCE UPON THE HOLDER'S REPRESENTATION THAT SUCH SECURITIES WERE BEING ACQUIRED FOR INVESTMENT AND NOT FOR RESALE. NO TRANSFER OF SUCH SECURITIES MAY BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED) OR THAT SUCH SECURITIES HAVE BEEN SO REGISTERED UNDER A REGISTRATION STATEMENT WHICH IS IN EFFECT AT THE DATE OF SUCH TRANSFER.

      THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT, DATED AS OF JUNE 2, 1997, AS AMENDED, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED ON THE SIGNATURE PAGES THERETO, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY."

      2.9 EXCESS LIABILITY AMOUNT. Immediately prior to the Closing Date, the Excess Liability Amoutn shall be calculated by Tunes, consistent with past practice, as of the Closing date( the "Closing ELA"). If the Closing ELA amount is greater than $1,550,000, then, at JAMtv's option, the amount of such difference shall be (i) deducted from the Retention Amoutn and set-off by JAMtv pursuant to Section 7.3 of this Agreement, and (ii) divided by ten (which is the deemed fair market value of a share of JAMtv Common Stock), with the result that the quotient obtaine shall be the number of shares of JAMtv Common Stock which may be deducted by JAMtv from the Initial Closing Shares and added to the Retention Amount. For example, if Closing ELA equals $2,000,000, then (x) the difference between Closing ELA and $1,550,000 is $450,000, (y) 450,000 divided by 10 is 45,000, and (z) 45,000 shares may be deducted from the Initial Closing shares and added to the Retention Amount for distribution in accordance with Section 7 of this Agreement.

      2.10 DEDUCTION OF SPECIAL HOLDBACK SHARES. At the closing, JAMtv shall dduct 100,000 shares (the "Special Holdback Shares") from the Initial Closing Shares to secure the indemnity obligations of Tunes and the Former Shareholders as provided in Section 7 of this Agreement.

                                    SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF TUNES

      Except as disclosed on the Disclosure Schedule of even date herewith and delivered to JAMtv concurrently with the execution of this Agreement, which identifies any exception to the representations and warranties set forth in this Section 3 (the "Tunes Disclosure Schedule"), Tunes hereby represents and warrants to JAMtv and Merger Sub as of the Closing Date as follows:

      3.1 ORGANIZATION; GOOD STANDING; AND CORPORATE POWER. Tunes is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Tunes is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. SCHEDULE 3.1 sets forth a true and complete list of the jurisdictions where Tunes is qualified as a foreign corporation. Tunes has delivered to JAMtv complete and correct copies of its Articles of Incorporation and Bylaws, in each case as amended to the date hereof, and has delivered or made available to JAMtv copies of its corporate minute books which include all minutes of Tunes's directors' and shareholders' meetings and a ledger reflecting the record ownership of all outstanding shares of Tunes capital stock.

      3.2   CAPITAL STRUCTURE.

            (a) The entire authorized capital stock of Tunes consists of 10,000,000 shares of Tunes Common Stock, no par value, of which 6,930,214 are issued and outstanding, 784,030 shares of which are issuable upon the exercise of Vested Tunes Options, and 1,693,093 shares of which are issuable upon the conversion of the Convertible Debt. There are no treasury shares of capital stock of Tunes. Other than as required by applicable federal and state securities laws, no legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of Tunes. All outstanding shares of Tunes Common Stock are, and any shares of Tunes Common Stock issuable upon exercise of any Vested Tunes Option or any Convertible Debt would be, duly authorized, validly issued, fully paid and nonassessable. None of the Tunes Common Stock is subject to any preemptive rights, whether created by statute, Tunes's Articles of Incorporation or Bylaws, agreement or otherwise.

            (b) Other than as described in this Section 3.2, there are no issued or outstanding shares of capital stock of Tunes, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character (whether oral, written, express, or implied) to which Tunes is a party or by which Tunes may be bound that do or may obligate Tunes to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Tunes capital stock or that do or may obligate Tunes to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding agreements, contracts, obligations, promises, commitments, indentures, plans, instruments, arrangements, undertakings or understandings (whether oral, written, express or implied) to which Tunes is a party or is bound or which affects or relates to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of

Tunes or any other securities of Tunes, except as set forth in this Section
3.2 or as contemplated by Section 5.4 hereof. Other than as provided by this Agreement, Tunes has not, and prior to the Effective Time will not, become party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any additional capital stock or securities of Tunes. None of the outstanding equity securities or other securities of Tunes was issued in violation of any law, rule or regulation, including, without limitation, state and federal securities laws.
 Tunes does not own, and does not have any contract to acquire, any equity securities or other securities of any person or entity (including any subsidiary) or any direct or indirect equity or ownership interest in any other business.

            (c) SCHEDULE 3.2 contains (i) a complete and accurate list of, and the number of shares owned by each of the record holders of, all outstanding Tunes Common Stock, (ii) a complete and accurate list of all Tunes Options, the number of Tunes Options owned by each of the record holders of all outstanding Tunes Options, the number of shares and kind of stock issuable upon the exercise of Vested Tunes Options with respect to each holder thereof, and the exercise price for such Vested Tunes Options with respect to each holder thereof, and (iii) a complete and accurate list of all outstanding Convertible Debt the amount of Convertible Debt owned by each of the record holders of all outstanding Convertible Debt, the number of shares and kind of stock issuable upon the conversion of the Convertible Debt with respect to each holder thereof, and the conversion price for such Convertible Debt with respect to each holder thereof. SCHEDULE 3.2 contains a complete and accurate list of the name, address, and citizenship of each holder of Tunes Common Stock, Tunes Options, and Convertible Debt. The shareholders named on SCHEDULE 3.2 are all of the record and beneficial owners and holders of Tunes Common Stock, and such stock is free and clear of all liens and encumbrances. The option holders named on SCHEDULE 3.2 are all of the record and beneficial owners and holders of Tunes Options, and such options are free and clear of all liens and encumbrances. The holders of Convertible Debt named on SCHEDULE 3.2 are all of the record and beneficial owners and holders of Convertible Debt, and such Convertible Debt is free and clear of all liens and encumbrances.

            (d) The Pro Rata share of Merger Consideration with respect to each share of Tunes Common Stock (including shares underlying Vested Tunes Options and Convertible Debt), as adjusted, if required in accordance with the terms of this Agreement, has been calculated in accordance with and satisfies the terms and conditions of the dividend, conversion and liquidation provisions of Tunes's Articles of Incorporation as in effect immediately prior to the Effective Time.

            (e) The aggregate exercise price of the Vested Tunes Options is $78,403, which shall be payable to Tunes by the holders of Vested Tunes Options in accordance with SCHEDULE 3.2(e). The Tunes Options (including the Vested Tunes Options) shall terminate in accordance with their terms as of the Effective Time; provided, however, that the holders of Vested Tunes Options shall be entitled to the consideration set forth in Section 2.2 hereof.

            (f) The aggregate amount of the Convertible Debt is $630,000. The Convertible Debt shall be cancelled and deemed satisfied and paid in full as of the Effective Date; provided, however, that the Investors shall be entitled to the consideration set forth in Section 2.3 hereof.

      3.3 CORPORATE NAME; PRIOR TRANSACTIONS; SUBSIDIARIES. Tunes has not during its existence been known by or used any other corporate or fictitious name other than "Surf Communications, Inc." or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person or entity, or acquired any of its property outside of the ordinary course of business. Tunes has no subsidiaries or affiliated companies and does not otherwise own or control directly or indirectly, any equity interest or debt in any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority, or other entity.

      3.4   AUTHORITY; VALIDITY; NO CONFLICT; CONSENTS.

            (a) Tunes has all requisite corporate power and authority to enter into this Agreement and the Merger Certificate and, subject to approval of this Agreement and the Merger Certificate by the shareholders of Tunes, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Certificate, the performance by Tunes of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Tunes, including, without limitation, the approval by the Board of Directors and the shareholders of Tunes. This Agreement is, and the Merger Certificate, when delivered by the parties thereto, will be, legal, valid and binding obligations of Tunes and its shareholders enforceable against Tunes and its shareholders in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The only vote of the holders of any class or series of Tunes capital stock necessary to approve this Agreement and the Merger Certificate and the transactions contemplated hereby and thereby is the affirmative vote of a majority of the outstanding shares of Tunes Common Stock voting separately as a class.

            (b) The execution and delivery of this Agreement does not, and the execution and delivery of the Merger Certificate and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Tunes or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the material properties or assets of Tunes pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Tunes or (ii) any material agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) to which Tunes is a party or by which Tunes or any of its property or assets may be bound or affected. SCHEDULE 3.4 lists all consents, waivers, and approvals under any agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, license, undertaking or understanding (whether oral, written, express or implied) to which Tunes is a party or by which Tunes or any of its property or assets may be bound or affected which are required to be obtained in connection with the consummation of the transactions contemplated hereby and by the Merger Certificate ("Tunes Third Party Consents").

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign (a "Governmental Entity"), is required by Tunes in connection with the execution and delivery of this Agreement and the Merger Certificate by Tunes or the consummation by Tunes of the transactions contemplated hereby or thereby, except for the filing of (i) the Merger Certificate and officers' certificates with the Delaware Secretary of State and the California Secretary of State in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL and the CGCL and (ii) appropriate documents with the relevant approvals, authorizations, registrations or qualifications as may be required under federal and state securities or "Blue Sky" laws in connection with the Merger.

      3.5 FINANCIAL STATEMENTS. Tunes has furnished or made available to JAMtv its financial statements for each of the fiscal years ended on December 31, 1996 and December 31, 1997, including balance sheets of Tunes, and the related statements of operations and cash flow (collectively, the "Financial Statements"), and the related management letters, if any, and Tunes's unaudited financial statements as at March 31, 1998, including an unaudited balance sheet of Tunes (the "Unaudited Balance Sheet") as at March 31, 1998 and the related unaudited statements of operations and cash flow (the "Unaudited Financial Statements"). Tunes has furnished or made available to JAMtv the pro forma balance sheet of Tunes as at June 30, 1998 (the "Pro
Forma Balance Sheet").  The Financial Statements, the Unaudited Balance
Sheet, and the Unaudited Financial Statements are collectively referred to as the "Financial Statements." Tunes has furnished or made available to JAMtv the projections dated June 30, 1998 of Tunes's monthly financial condition, results of operations, and cash flow through June 30, 1998 (the "Projections"), and the Projections represent Tunes's best estimate of its future financial performance for the periods set forth therein. The Projections have been prepared on the basis of the assumptions set forth therein, which Tunes believes are fair and reasonable in light of current and reasonably foreseeable business conditions. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistency applied and fairly present the financial position of Tunes as at the dates thereof and the results of their operations and cash flows for the periods then ended and the Pro Forma Balance Sheet presents fairly and accurately Tunes's financial condition as at such date as if the transactions contemplated by this Agreement had occurred on such date and the Closing Date had been such date, and has been prepared in accordance with GAAP, except that the Unaudited Financial Statements prepared since the Balance Sheet Date and the Pro Forma Balance Sheet do not contain the footnote disclosure required by GAAP and may not include the same refinement of estimates and accruals as are contained in the Audited Financial Statements. Since January 1, 1996, there has been no change in Tunes's accounting policies, except as described in notes to the Financial Statements.

      3.6 RECEIVABLES. All accounts receivable of Tunes that are reflected on the Balance Sheet or the Unaudited Balance Sheet or on the accounting records of Tunes as of the Effective Time (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business of Tunes. The Accounts Receivable have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Financial Statements, in the case of Accounts Receivable reflected in the Financial Statements, and less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Tunes, in the case of Accounts Receivable arising after the Balance Sheet Date. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of Tunes. No Account Receivable is subject to any material claim of offset, recoupment, set off or counterclaim and Tunes has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable are contingent upon the performance by Tunes of any obligation or contract
other than normal warranty performance.   SCHEDULE 3.6 sets forth an aging of
Accounts Receivable of Tunes and its subsidiaries in the aggregate and by customer (0-30 days, 31-60 days, 61-90 days and greater than 90 days), and indicates for each category the respective amounts of allowances for doubtful accounts and warranty returns and the amounts of Accounts Receivable within each category which are subject to warranty claims in the aggregate.

      3.7 COMPLIANCE WITH LAW; CHARTER DOCUMENTS; AND ORDERS. Tunes is in compliance, and has conducted its business so as to comply, with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Tunes
or against any of its properties or businesses.    To the best of Tunes'
knowledge, no officer, director, agent, or employee of Tunes is subject to any order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Tunes. SCHEDULE 3.7 contains a summary of any violation of, or conflict with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree, including any of the foregoing relating to Environmental Laws, occurring within the last four (4) years. Tunes is not, nor has it received notice that it is or would be with the passage of time, in violation of any provision of its Articles of Incorporation, Bylaws or resolutions, or in default or violation of any term, condition or provision of any judgment, decree, order, injunction or stipulation applicable to Tunes, its business or properties.

      3.8 LITIGATION. Except as disclosed on SCHEDULE 3.8, there is no action, suit, proceeding, claim, arbitration or investigation pending by or against Tunes or any of its subsidiaries, any director, officer, employee or shareholder of Tunes or any of its subsidiaries relating to or affecting Tunes' or any subsidiary's business, properties or capital stock, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby by or against Tunes, any director, officer, employee or shareholder of Tunes relating to or affecting Tunes's business, its properties or its capital stock (including, without limitation, any claims by any Performance Rights Society (as defined in Section 3.16), Artists Guild (as defined in Section 3.16), or any other Music Rights Holder (as defined in Section 3.16), for the payment of any fees or royalties for the reproduction, creation of derivative works, distribution, public performance (including digital performance), or public display of any Intellectual Property Assets), or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. To the best of Tunes's knowledge, except as set forth on SCHEDULE 3.8, no such action, suit, proceeding, claim, arbitration or investigation has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation. SCHEDULE 3.8 sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which Tunes is a party, the forum, the parties thereto, a description of the subject matter thereof and the amount of damages claimed.

      3.9 NO MATERIAL ADVERSE EFFECT. Except as set forth on SCHEDULE 3.9 hereto, since the Balance Sheet Date, Tunes has conducted its business in the ordinary course and there has not occurred:

            (a)   Any Material Adverse Effect;

            (b) Any amendments or changes in the Articles of Incorporation or Bylaws of Tunes;

            (c) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the properties or businesses of Tunes;

            (d) Any issuance, redemption, repurchase or other acquisition of shares of capital stock of Tunes (other than in the ordinary course under employee benefit plans), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Tunes;

            (e) Any increase in or modification of the compensation or benefits payable or to become payable by Tunes to any of its directors or employees, except in the ordinary course of business consistent with past practice;

            (f) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, except in the ordinary course of business consistent with past practice;

            (g) Any sale of the property or assets of Tunes individually in excess of $5,000 or in the aggregate in excess of $10,000 other than inventory sales in the ordinary course of business consistent with past practice;

            (h) Any alteration in any term of any outstanding debt or capital stock of Tunes;

            (i) Any (i) incurrence, assumption or guarantee by Tunes of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of Tunes; or (iii) issuance or sale of options or other rights to acquire from Tunes, directly or indirectly, debt securities of Tunes or any securities convertible into or exchangeable for any such debt securities;

            (j) Any creation or assumption by Tunes of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

            (k) Any making of any loan, advance or capital contribution to, or investment in, any person other than (A) travel loans or advances made in the ordinary course of business of Tunes and (B) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time;

            (l) Any entry into, amendment of, relinquishment, termination, cancellation or nonrenewal by Tunes or any other party of any contract, lease, commitment, license, permit, or other right or obligation to which Tunes is a party or by which any of its assets is bound, other than in the ordinary course of business consistent with past practice;

            (m) Any amendment of, relinquishment, termination, cancellation, nonrenewal, default, or notice of default by Tunes or any other party of any agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, right, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) which is described or disclosed in Section 3.12 hereof.

            (n) Any sale, lease, disposition, transfer, license, grant, loss, abandonment, or termination of a right under the Intellectual Property Assets (as defined in Section 3.16 hereof) other than nonexclusive licenses granted in the ordinary course of business consistent with past practice;

            (o) Any strike, walkout, work slowdown or labor dispute other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Tunes;

            (p)   Any change in its accounting methods; or

            (q) Any agreement or arrangement made by Tunes to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.9 untrue or incorrect as of the date when made.

      3.10 ABSENCE OF UNDISCLOSED LIABILITIES. Tunes has no liabilities or obligations (whether absolute, accrued or contingent or otherwise) except liabilities or obligations (i) adequately provided for in the Financial Statements (ii) incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to Tunes.

      3.11  EMPLOYEE BENEFIT PLANS.

            (a) SCHEDULE 3.11 contains a list of all plans, agreements or arrangements relating to deferred compensation, pension, profit sharing, money purchase or other retirement benefits, membership interests purchase, membership interests grant, membership interests option, membership interests appreciation rights, and other equity-based compensation or benefits, salary, bonus, commission, incentive, severance, parachute or change in control payments or benefits, health and welfare benefits, life, disability or other insurance benefits, layoff or unemployment benefits, or any other employee benefits or fringe benefits maintained or contributed to by Tunes, or under which Tunes has any liabilities or obligations including, but not limited, to any employee benefit plan within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") (individually, a "Plan" and, collectively, the "Plans"). For purposes of this Section 3.11, references to Tunes include any entity affiliated with Tunes under Sections 414(b), (c) and (m) of the Code or Section 4001(b) of ERISA (excluding any foreign affiliate of Tunes). Tunes is not required to contribute to, and has no liability under or with respect to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA. Tunes has previously delivered to JAMtv true and complete copies of (i) each written Plan, including all amendments to date, (ii) the most recent Form 5500 and schedules thereto for each Plan required to file the same, (iii) where applicable, trust or other funding agreements or policies under each Plan, (iv) where applicable, investment management or other service agreements in respect of each Plan, (v) where applicable, the most recent actuarial reports and financial statements relating to each Plan, (vi) where applicable, the most recent determination letter from the Internal Revenue Service regarding each Plan intended to be qualified under Section 401(a) of the Code, (vii) summary plan descriptions and any other material employee communications with respect to each Plan and (viii) all employment or personal handbooks, policies or manuals.

            (b) All material obligations of Tunes existing on or prior to the date hereof, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to or in respect of any Plan have been paid, or adequate accruals for such payments have been made by Tunes on its books of account.

            (c) Each Plan has been administered and operated in all material respects in accordance with its terms and applicable law. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter or notification letter to the effect that it is so qualified and each related trust is exempt from tax under Section 501(a) of the Code. Except for required contributions, benefit accruals, and administrative expenses, no material liability under ERISA or the Code or the terms of a Plan has been incurred or, based upon existing facts, may reasonably be expected to be incurred by Tunes with respect to any Plan except for any such liabilities that have been fully settled and discharged. None of the Plans, nor any trust created thereunder, has engaged in any non-exempt material "prohibited transaction" as such term is defined in
Section 4975 of the Code and Section 406 of ERISA, which involves Tunes.

            (d) Each of the Plans is, and in administering each of the Plans, Tunes is, in material compliance with all applicable laws including, without limitation, ERISA and the Code. Tunes has not incurred any liability under Title IV of ERISA, Section 412 of the Code or Section

302 of ERISA, with respect to any employee benefit plan subject to any of those provisions, and there exist no facts, conditions or circumstances which would make it reasonable to anticipate that Tunes will incur any such liability.

            (e) The projected benefit obligation, within the meaning of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board, under each Plan which is subject to Title IV of ERISA, determined on the basis of actuarial assumptions ordinarily used under such Plan as of the most recent actuarial valuation date for such Plan and as of December 31, 1997, does not exceed the current value of all of the assets of such Plan.

            (f) All reports relating to the Plans required to be filed with or furnished to any governmental body, agency or court, Plan participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law.

            (g) There are no actions, suits or claims pending (other than routine claims for benefits), or, to Tunes's knowledge, threatened against any of the Plans or against the assets of any of such Plans.

            (h) Tunes has not (i) experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) had any tax imposed on it by the Internal Revenue Service for any violation under Section 4975 of the Code; and (iii) engaged in any transaction which could reasonably be expected to subject Tunes or any Plan to any liability for any tax under Section 4975 of the Code.

            (i) There is no matter involving any Plan maintained or established for employees of Tunes which is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency or court.

            (j) As to any Plan subject to Title IV of ERISA, (i) there has been no reportable event within the meaning of Section 4043 of ERISA; (ii) no notice of intent to terminate the Plan has been given under Section 4041 of ERISA; (iii) no proceeding has been instituted under Section 4042 of ERISA to terminate any Plan; (iv) no liability to the PBGC has been incurred (other than PBGC insurance premiums); and (v) as to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of any such Plan within the meaning of Section 411(d)(3) of the Code.

            (k) No act, omission or transaction has occurred which could reasonably be expected to result in imposition on Tunes of (i) a breach of fiduciary duty liability under Section 409 of ERISA, or (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA.

            (l)   Each Plan which is a "welfare plan" (as defined in Section
(3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts.

            (m) Tunes does not provide medical or life insurance benefits to or in respect of employees beyond the date of retirement or other termination of employment, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable law, nor does it have any current or projected liability for any unfunded post-retirement medical or life insurance benefits in respect of any employee or former employee.

            (n) No employer securities, employer real property or other employer property is included in the assets of any Plan.

            (o) Tunes is not a party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees that could reasonably be expected to result in any Material Adverse Effect.

            (p) No Plan (including any agreement with any employee or former employee) provides for benefits by reason of severance or change in control, except as may be required by COBRA. The consummation of the transactions contemplated under this Agreement will not cause the payment (including without limitation severance, unemployment compensation, golden parachute, bonus or otherwise), acceleration (other than the acceleration of certain of the Tunes Options as described in SCHEDULE 3.2), vesting or funding of any compensation, benefit or other entitlement with respect to any employee, consultant, officer or director of Tunes under any Plan (other than the acceleration of certain of the Tunes Options as described in
SCHEDULE 3.2) and will not materially increase any benefits otherwise payable under any Plan.

      3.12  MATERIAL CONTRACTS AND COMMITMENTS.

            (a) SCHEDULE 3.12 lists and describes every agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) to which Tunes is a party or by which it or any of its assets are or are purportedly bound and which:

                  (1) involves performance of services or delivery of goods or materials by Tunes of an amount or value in excess of $10,000;

                  (2) involves performance of services or delivery of goods or materials to Tunes of an amount or value in excess of $10,000;

                  (3) was not entered into in the ordinary course of business and that involves expenditures or receipts of Tunes in excess of $5,000;

                  (4) evidences a lease, rental or occupancy agreement, license, installment or conditional sale agreement, or otherwise affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

                  (5) relates to (including, without limitation, by way of license or restriction on use or transfer) Intellectual Property Assets (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Tunes is the licensee), including, without limitation, any which relates to (i) the All-Music Guide or similar resource, (ii) the so-called Rating and Recommendation Engine or RARE,
      (iii) automated music encoding, (iv) CD cataloging and imaging, (v) streaming music delivery, (vi) music databases, (vii) order fulfillment or customer support, (viii) CGI technology, (ix) music search engines, (x) performance, reproduction, or display rights in musical compositions, sound recordings, artwork (including album art, liner notes, and other collateral works), charts, music databases, or other Copyrights, including, without limitation, those with or relating to any Performance Rights Society, Artists Guild, or other Music Rights Holder, or (xi) current or former officers, directors, employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (6) relates to a collective bargaining arrangement or other arrangement to or with any labor union or other employee representative of a group of employees;

                  (7)   radio station affiliates;

                  (8)   evidences any joint venture or partnership;

                  (9) involves any sharing of revenues (including, without limitation, any advertising revenues), profits, losses, costs, or liabilities of Tunes with any other person or entity or of any other person or entity with Tunes;

                  (10) involves any barter or in-kind exchange for goods or services;

                  (11) involves the supply or fulfillment of sales of CDs, other sound recordings, or related merchandise to customers or users;

                  (12) contains any covenants that in any material way purport to restrict the business activity of Tunes or any affiliate of Tunes or limit the freedom of Tunes or any affiliate of Tunes to engage in any line of business or to compete with any person or entity or to enter into or perform the transactions contemplated by this Agreement;

                  (13) provides for payments or commissions to or by any person or entity based on sales, purchases, or profits, other than direct payments for goods;

                  (14) evidences a power of attorney that is currently effective and outstanding;

                  (15) relates to capital expenditures which, by its terms, provides for an aggregate balance payable thereunder since December 31, 1996 in excess of $10,000 thereunder;

                  (16) evidences a warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Tunes other than in the ordinary course of business; or

                  (17) evidences any amendment, supplement, modification or waiver (whether oral or written) in respect of any of the foregoing.

            (b) Tunes has delivered to JAMtv true and complete copies of (or, if oral, descriptions of) each of the following agreements, together with any amendment, supplement, modification or waiver (whether oral or written) thereof, between Tunes and each of the following parties:

                  (1) that certain Terms Sheet for Internet Movie Database Soundtrack Mini-Store between Internet Movie Database, Ltd. and Tunes dated August 18, 1997;

                  (2) that certain Microsoft Corporation CD Merchant Agreement between Microsoft Corporation and Tunes dated as of February 6, 1998, a true and complete copy of which is attached hereto as EXHIBIT H;

                  (3) that certain License and Service Agreement between MATRIX Software, Inc. and Tunes dated May 9, 1996;

                  (4) that certain Terms Sheet for Co-Marketing Agreement between Radio & Records, Inc. and Tunes dated July 22, 1997; and

                  (5) that certain Software License Agreement between David Anderson and Tunes dated as of September 1, 1995.

            (c) Each agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) listed on or attached to SCHEDULE 3.12 is valid and binding on Tunes, and is in full force and effect, and neither Tunes nor any other party thereto, has breached, any material provision of, or is in material default under the terms thereof. No such agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) contains any material liquidated damages, penalty or similar provision. Tunes does not intend to cancel, withdraw, modify or amend any such agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) and Tunes has not been notified by any other party that any party to any such agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) intends to cancel, withdraw, modify or amend such agreement, contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied).

      3.13 INDEBTEDNESS. Tunes is not obligated as a borrower, guarantor or accommodation party with respect to any indebtedness for borrowed money other than as disclosed in the Financial Statements. Tunes is not a lender with respect to any indebtedness for borrowed money other than as disclosed in the Financial Statements.

      3.14  TAXES.

            (a) All Tax Returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Tunes (collectively, the "Tunes Returns"), have been or will be filed when due (including any extension of such due date), and all amounts shown due thereon or before the Effective Time have been or will be paid on or before such date. The Unaudited Balance Sheet (i) fully accrued all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date and Tunes has not and will not incur any Tax liability in excess of the amount reflected on the Unaudited Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with GAAP all liabilities for Taxes payable following the Balance Sheet Date with respect to all transactions and events occurred on or prior to such date. All information set forth in the notes to the Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

            (b) No material Tax liability has been incurred since the Balance Sheet Date other than in the ordinary course of business and adequate provision has been or will be made for all Tax liability incurred since that date in accordance with GAAP on at least a quarterly basis. Tunes has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Except as set forth on SCHEDULE 3.14, all Tunes Returns filed with respect to Taxable years of Tunes through the Taxable year ended December 31, 1997, in the case of the United States, have been examined and closed or are Tunes Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Tunes nor any member of any affiliated or combined group of which Tunes has been a member has granted any currently effective extension or wavier of the limitation period applicable to any Tunes Returns.

            (c) There is no material claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of Tunes, threatened against or with respect to Tunes in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Tunes, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Tunes, materially and adversely affect the liability of Tunes for Taxes. Neither Tunes, nor any person on behalf of Tunes, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of Tunes except liens for current Taxes not yet due. Except as may be required as a result of the Merger, Tunes has not been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the closing.

            (d) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of Tunes that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 162 or 404 of the Code, other than as may apply with respect to the acceleration of stock option vesting as described on SCHEDULE 3.2. Other than pursuant to this Agreement, Tunes is not a party to or bound by (or will prior to the Effective Time become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under option of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Tunes. None of the assets of Tunes (i) is property that Tunes is required to treat as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. Tunes has not participated in (nor will prior to the Effective Time participate in) an international boycott within the meaning of Section 999 of the Code. Tunes has previously provided or made available to JAMtv true and correct copies of all material Tax Returns, and, as reasonably requested by JAMtv, prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

            (e) SCHEDULE 3.14 lists (i) any foreign Tax holidays that Tunes has in any jurisdiction, including the nature, amount and lengths of such Tax holiday, (ii) any intercompany transfer pricing agreements or other arrangements that have been established by Tunes in any foreign jurisdiction, and (iii) any expatriate tax programs or policies affecting Tunes.

            (f) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

      3.15  RELATED TRANSACTIONS.   No shareholder of Tunes or any Related
Person of any shareholder or of Tunes has, or since January 1, 1996 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Tunes's business, except for rights as a shareholder, and except for rights under any Plan. No shareholder of Tunes or any Related Person of any shareholder or of Tunes is, or since January 1, 1996 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Tunes, or (ii) engaged in competition with Tunes with respect to any line of the products or services of Tunes in any market presently served by Tunes. No shareholder of Tunes or any Related Person of any shareholder of Tunes is a party to any contract with, or has any claim or right against, Tunes.

      "Related Person" means, (i) with respect to an individual, (a) each other member of such individual's family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family; (c) any Person in which such individual or members of such individual's family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

      3.16  INTELLECTUAL PROPERTY ASSETS.

            (a) INTELLECTUAL PROPERTY ASSETS. "Intellectual Property Assets" means all of the following, whether owned, used, or licensed (as licensee or licensor) by Tunes, and all rights corresponding thereto throughout the world, in any form and on any medium now known or hereafter developed and all embodiments thereof, whether tangible, intangible, printed, recorded, digitized, fixed, stored, electronic, or otherwise:

                  (1) Tunes's corporate name, the uniform resource locator "www.tunes.com," all fictitious business names, trade names, brand names, trade dress, logos, trademarks, service marks, trademark registrations, service mark registrations, applications for registration and the goodwill symbolized by the foregoing and connected therewith (collectively, "Marks");

                  (2) (A) all copyrights, whether or not published, protected or registered under the Copyright Act of 1909 or the Copyright Act of 1976 (as either shall be amended from time to time, and any predecessor or successor statute thereto), applications for registration of copyrights, all works of authorship, and all secondary and subsidiary rights therein;
      (B) art, audiovisual works, animations, compilations, collective works, computer software and programs, data, databases, designs, emblems, films, film clips, graphics, images, illustrations, likenesses, literary works, logos, motion pictures, musical compositions, music videos, performances, photographs, pictorial works, song lyrics, sound clips, sound recordings, scripts, screenplays, video recordings, and all other copyrightable subject matter; (C) all renewals, derivative works, enhancements, improvements, modifications, updates, new releases or other revisions thereof; and (D) publication rights, display rights, attribution rights, integrity rights, performance rights (including digital performance rights), mechanical rights, synchronization rights, publishing rights, approval rights, reproduction rights, rights to create derivative works, distribution rights, or moral rights (collectively, "Copyrights");

                  (3) all publicity rights or privacy rights (or waivers or quitclaims thereof) of any person or entity related thereto ("Publicity Rights");

                  (4) patents, patent applications and extensions, continuations and renewals thereof and inventions and discoveries that may be patentable (collectively, "Patents"); and

                  (5) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets").

            (b) CERTAIN OTHER DEFINED TERMS. The following capitalized terms used in this Agreement relating to Intellectual Property Assets shall have the following meanings:

            "Performance Rights Society" means any performance rights society or clearinghouse concerning the performance, reproduction, display, or distribution of Copyrights, including, without limitation, American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI), Recording Industry Association of America (RIAA), The Society of European Stage Authors and Composers (SESAC), and The Harry Fox Agency (HFA).

            "Artists Guild" means any guild, union, or collective bargaining entity representing artists, performers, or other talent, including, without limitation, American Federation of Musicians, Songwriters Guild, American Federation of Television and Radio Artists, American Society of Media Photographers, Graphic Artists Guild, Writers Guild of America, and Screen Actors Guild.

            "Music Rights Holder" means any record label, music publisher, songwriter, artist, photographer, or any other holder of any rights in any sound recording, musical composition, artwork (including album art, liner notes, and other collateral works), chart, music database or other Copyright.

            (c) MARKS. SCHEDULE 3.16 contains a complete and accurate list (including, without limitation, identifying registration numbers, registration dates, application numbers, and filing dates) and summary description of all Marks.

            (d) COPYRIGHTS. SCHEDULE 3.16 sets forth a complete and accurate list of all Copyrights, including, without limitation, (i) rights in the All-Music Guide or similar resources; (ii) computer software (including, without limitation, software for the so-called Rating and Recommendation Engine or RARE, automated music encoding, compact disk cataloging and imaging, order fulfillment or customer support, CGI technology, and music search engines); (iii) compact disk catalogues, tables of contents (TOCs), and other music databases, and (iv) performance, reproduction, or display rights in musical compositions, sound recordings, artwork (including album art, liner notes, and other collateral works), charts, and music databases, including, without limitation, rights relating to any Performance Rights Society, Artists Guild, or other Music Rights Holder.

            (e)   PUBLICITY RIGHTS.   SCHEDULE 3.16 contains a complete and
accurate list of all Publicity Rights.

            (f) PATENTS. SCHEDULE 3.16 contains a complete and accurate list (including identifying numbers and dates of filing and issuance) and summary description of all Patents.

            (g) TRADE SECRETS. The documentation relating to each Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Tunes has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

            (h)   INTELLECTUAL PROPERTY ASSETS NECESSARY FOR THE BUSINESS.

                  (1) Tunes owns, or is licensed or otherwise entitled to exercise all rights in Intellectual Property Assets employed in the operation of the business of Tunes as currently conducted or as currently proposed to be conducted including, without limitation, (i) rights in the All-Music Guide or similar resources; (ii) computer software (including, without limitation, software for the so-called Rating and Recommendation Engine or RARE, automated music encoding, compact disk cataloging and imaging, order fulfillment or customer support, CGI technology, and music search engines); (iii) compact disk catalogues, tables of contents (TOCs), and other music databases, (iv) performance, reproduction, or display rights in musical compositions, sound recordings, artwork (including album art, liner notes, and other collateral works), charts, and music databases, including, without limitation, rights relating to any Performance Rights Society, Artists Guild, or other Music Rights Holder; and (v) the musical compositions, sound recordings, artwork (including album art, liner notes, and other collateral works), charts, music databases, and computer software code employed at the web site "www.tunes.com." Tunes is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all material liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of the Intellectual Property Assets without payment to any third party (including, without limitation, any Performance Rights Society, Artists Guild, or other Music Rights Holder).

                  (2) All of the former and current employees and officers of Tunes (including, without limitation, Kamran Mohsenin and David Anderson) have executed valid and binding agreements with Tunes which assign to Tunes all rights to all Intellectual Property Assets created or discovered by such employee or officer in the course of employment with Tunes. No employee, officer, or director of Tunes has entered into any contract, obligation, promise, commitment, undertaking or understanding (whether oral, written, express or implied) that restricts or limits in any way the scope or type of work in which such employee, officer, or director may be engaged or requires such employee, officer, or director to transfer, assign, or disclose information concerning his or her work to any party other than Tunes.

            (i) INTELLECTUAL PROPERTY AGREEMENTS. A complete and accurate list of every contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) relating to the Intellectual Property Assets to which Tunes is a party or by which Tunes is bound (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Tunes is the licensee) is set forth on
SCHEDULE 3.12. There are no outstanding and, to the best of Tunes's knowledge, no threatened disputes with respect to any such contract, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, undertaking or understanding (whether oral, written, express or implied) (including, without limitation, any claims by any Performance Rights Society, Artists Guild, or any other Music Rights Holder, for the payment of any fees or royalties for the reproduction, creation of derivative works, distribution, public performance (including digital performance), or public display of any Intellectual Property Asset).

            (j) COMPLIANCE WITH LEGAL AND CONTRACTUAL REQUIREMENTS. Tunes has all Copyright, computer software and other Intellectual Property Asset licenses, and has paid all royalties and fees with respect thereto required to be paid prior to the date of this Agreement, necessary to operate its business in compliance with all laws, rules and regulations, and all material contractual requirements to which it or its properties is subject (including, without limitation, any fees or royalties for the reproduction, creation of derivative works, distribution, public performance (including digital performance), or public display of any Intellectual Property Asset required by any Performance Rights Society, Artists Guild, or any other Music Rights Holder). Without limiting the foregoing, Tunes has not been subject to a computer software audit and no software audit of Tunes is pending.

            (k) CLAIMS AGAINST INTELLECTUAL PROPERTY ASSETS. No claims with respect to the Intellectual Property Assets have been asserted or, to the best knowledge of Tunes, threatened, by any person or entity (including, without limitation, by any Performance Rights Society, Artists Guild, or other Music Rights Holder): (i) to the effect that any business of Tunes as currently conducted or proposed to be conducted infringes on or misappropriates any Intellectual Property Assets in which a third party has any rights or (ii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Assets. All Intellectual Property Assets are valid and subsisting assets of Tunes. There is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Assets by any third party, including any employee. Except as set forth in the Tunes Disclosure Schedule, Tunes is not obligated to and has not agreed or committed to indemnify any other person or entity against any charge or infringement relating to any Intellectual Property Assets. No employee or officer of Tunes is in violation of any term of any employment contract, patent disclosure agreement or any other contract, agreement, arrangement, or understanding (whether written or oral) relating to the relationship of any such employee or officer with Tunes or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by Tunes.

      3.17 YEAR 2000 COMPLIANT. Except as set forth in the Tunes Disclosure Schedule, all computers or computer related hardware or software which are owned by Tunes (the "Computer System") are Year 2000 compliant. "Year 2000 compliant" means that the Computer System (a) allows for the input of all dates in a four-digit format; (b) provides date output in a four-digit format; (c) accommodates same century and multi-century date related formulas and calculations (including leap year calculations); (d) functions and will function accurately and without interruption before, during and after January 1, 2000; and (e) responds to two-digit date input in a way that resolves any ambiguity as to century as disclosed in the System Specifications.

      3.18 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF PROPERTY.

            (a)   TITLE TO PROPERTY.   Tunes has good and marketable title,
or valid leasehold rights (in the case of leased property), to all real property and all personal property (including, without limitation, the Intellectual Property Assets) purported to be owned, leased, or licensed by it or used in the operation of its business, free and clear of all liens, security interests, claims and encumbrances of any nature, other than the Permitted Liens. SCHEDULE 3.18 sets forth a complete and accurate list of the following: (i) all real property leased or used by Tunes in the conduct of its business, (ii) Tunes's catalogue of compact disks, albums, tapes, artwork (including album art, liner notes, and other collateral works), and all other tangible embodiments of copyrightable materials (which Tunes represents and warrants are not subject to return to any third party), and
(iii) all other tangible personal property (and intangible personal property, to the extent not otherwise disclosed on the other Schedules hereto relating to Intellectual Property Assets) owned, leased, or licensed by Tunes or used in connection with its business, including without limitation, all inventory, machinery, equipment, furniture, supplies, vehicles, office equipment and other tangible personal property used in conducting its business, and all leases of equipment or other personal property used in the conduct of its business, to the extent such personal property has a value in excess of $5,000 individually or $25,000 in the aggregate.

            (b) LEASE TERMS. SCHEDULE 3.18 sets forth with respect to each lease to which Tunes is a party, the commencement date, termination date, renewal options, if any, and annual base rents. Tunes has delivered, prior to the Closing Date, copies of all leases, and all amendments thereto, for real property leased or used by Tunes in the conduct of the Business. Tunes has furnished or made available to JAMtv, copies of all engineering, geologic and environmental reports prepared by or for Tunes, if any, with respect to the real property leased or used by Tunes.
 Tunes does not own any fee interest in real property.

            (c) CONDITION. The machinery and equipment and other tangible personal property (and intangible personal property, to the extent not otherwise comprising Intellectual Property Assets) owned, leased, or used by Tunes is, taken as a whole, (i) adequate for the conduct of the business of Tunes consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, and (iv) not obsolete.

            (d)   PERMITTED LIENS.  "Permitted Liens" shall mean:

                  (i) liens for taxes, assessments or governmental charges or levies on property of Tunes if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being diligently contested in good faith and by appropriate actions or proceedings and for which Tunes shall have set aside reserves on its books as required by GAAP and which are reflected on the Financial Statements;

                  (iii) liens imposed by law, such as carrier's, warehousemen's and mechanic's liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due or being contested in good faith by appropriate actions or proceedings and for which Tunes shall have set aside reserves on its books as required by GAAP and which are reflected on the Financial Statements;

                  (iv) liens arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security benefits other than any lien imposed by ERISA; and

                  (vii) liens listed on any title report previously delivered to and accepted by Tunes and zoning restrictions, easements, licenses or other restrictions on the use of real property or other irregularities in title thereto so long as the same does not materially impair the use of such real property in the operation by Tunes of its business.

      3.19 GOVERNMENTAL AUTHORIZATIONS AND LICENSES. Tunes is the holder of all material licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the "Licenses") and in compliance in all material respects with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Licenses. The Licenses are in full force and effect. There is not now pending, nor is there threatened in writing, any action, suite, investigation or proceeding against Tunes before any Governmental Entity with respect to the Licenses, nor is there any issued or outstanding notice, order to complaint with respect to the violation by Tunes of the terms of any License or any rule or regulation applicable thereto.

      3.20 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Tunes which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Tunes, any acquisition of property by Tunes or the conduct of business of Tunes as currently conducted or as currently proposed to be conducted.

      3.21  ENVIRONMENTAL MATTERS.

            (a) No substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on or under any property that Tunes has at any time owned, operated, occupied or leased, which is reasonably likely to form the basis of a material claim, action, suit, proceeding hearing or investigation against Tunes.

            (b) Tunes does not and has not in the conduct of its business transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material (other than customary uses of hazardous materials for janitorial and office purposes in compliance with applicable law).

            (c) No permits, consents, waivers, exemptions, licenses, approvals and other authorizations are required to be obtained by it under the laws of any Governmental Entity relating to land use, public and employee health and safety, pollution or protection of the environment (collectively, "Environmental Laws"). Tunes is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Tunes has not received any notice and is not aware of any past or present condition or practice of the businesses conducted by Tunes which forms the basis of any material claim, action, suite, proceeding, hearing or investigation against Tunes, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by Tunes or any of its subsidiaries.

      3.22 INSURANCE. SCHEDULE 3.22 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Tunes, their termination dates and the amounts of coverage under each such policy and bond of Tunes. Within the last four (4) years, Tunes has not been refused any requested coverage. All premiums payable under all such policies and bonds have been paid and Tunes is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to that of Tunes. Tunes does not know of any threatened termination of or material premium increase with respect to, any of such policies.

      3.23 LABOR MATTERS. Tunes has not been, and is not, a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to

Tunes's knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting Tunes relating to the alleged violation of any laws or regulations pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental authority, organizational activity, or other labor or employment dispute against or affecting Tunes or its premises, or (c) any application for certification of a collective bargaining agent. To Tunes's knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Tunes, and no such action is contemplated by Tunes. Tunes has complied in all material respects with all laws and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Tunes is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing laws and regulations.

      3.24  EMPLOYEES.

            (a) SCHEDULE 3.24 contains a complete and accurate list of the following information for each employee, officer, and director of Tunes, including, without limitation, each employee on leave of absence or layoff status: name; title; current compensation and bonus paid or payable; vacation accrued; severance arrangements; and vested and unvested Tunes Options held.

            (b) No director, officer or employee of Tunes is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such director or employee and any other Person that in any way adversely affects or will affect the performance of his duties as an employee, officer or director of Tunes or Merger Sub, or the ability of Tunes to conduct its business. To Tunes's knowledge, no director, officer, or employee of Tunes intends to terminate his employment with Tunes.

            (c) SCHEDULE 3.24 identifies each employee, officer or director of Tunes who was employed by Tunes within the past two years but is no longer employed by Tunes, and contains a complete and accurate list of the following information for each retired employee, officer or director of Tunes, or their dependents, receiving benefits or scheduled to receive benefits from Tunes or the Plans in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

      3.25 QUESTIONABLE PAYMENTS. Neither Tunes nor any director, officer or other employee of Tunes has: (i) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of Tunes; or (ii) made any political contributions which would not be lawful under the laws of the United States (including, without limitation, the Foreign Corrupt Practices
Act) or the foreign country in which such payments were made. Neither Tunes nor, any director, officer or other employee of Tunes has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representatives or employee with respect to any aspect of the business of Tunes or with respect to any political contribution.

      3.26 INFORMATION STATEMENT. The information supplied or to be supplied by Tunes for inclusion in the materials to be prepared for use in soliciting approval of the Merger by Tunes's shareholders as described in
Section 5.3 hereof and other solicitation materials relating to the Merger (the "Information Statement"), on the date on which Tunes mails such materials to its shareholders and at all times from such date up to and including the Effective Time complies or will comply in all respects with the CGCL, the DGCL, and the applicable federal and state securities law requirements and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that Tunes makes no representation or warranty with respect to any information that JAMtv may supply expressly for use in the Information Statement.

      3.27 ACCOUNTS PAYABLE. All accounts payable of Tunes have been incurred in the ordinary course of business consistent with past practice.

      3.28 SUPPLIERS AND CUSTOMERS. There are no pending or, to Tunes's knowledge, threatened disputes between Tunes and any of its vendors, suppliers, customers or other parties which in any way relate to the operation of Tunes's business, including, without limitation, with respect to any Performance Rights Society, Artists Guild, or other Music Rights Holder or with respect to any of the parties to the agreements attached to SCHEDULE
3.12 hereto.

      3.29 BANK ACCOUNTS. SCHEDULE 3.29 hereto lists the names and locations of all banks at which Tunes has an account and/or safe deposit box, the numbers of any such accounts and the names of all persons authorized to draw thereon or to have access thereto.

      3.30 BROKERS; FINDERS. Tunes represents and warrants that no agent, broker, investment banker or other firm or person is, or will be, entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Merger Certificate.

      3.31 DISCLOSURE. No representation or warranty made by Tunes in this Agreement, nor any financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Tunes or its representatives pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event, fact or condition that has caused a Material Adverse Effect, that has not been set forth in this Agreement or the Tunes Disclosure Schedule, other than general economic or competitive conditions.

      3.32 MICROSOFT DELUXE CD PLAYER. Tunes warrants that (i) the Microsoft Deluxe CD Player shall have the ability to query Tunes's website for information about the CD being played, such as title, artist, track names, label, release date and that certain special menus with unique URLs, when selected by the user, shall launch the user's web browser to load relevant pages from Tunes's website and (ii) and that Microsoft shall make the Microsoft Deluxe CD Player generally available to consumers as part of the Windows 98 Plus Pack! on or before June 30, 1999.

      3.33 CLIPS MUSIC SYSTEM. Attached hereto as SCHEDULE 3.33 is a true and complete copy of the Asset Purchase Agreement by and between Tunes and Kamran Mohsenin, dated as of a date prior to the date hereof. Such agreement constitutes the entire agreement between the parties with respect to the sale by Tunes to Mr. Mohsenin of the assets constituting the "CLIPS Music System" as defined therein, and supersedes all prior agreements and understandings, both written and oral (if any), among the parties with respect to the subject matter thereof.

      3.34 CDDB. Attached hereto as SCHEDULE 3.34 is a draft of a License and Service Agreement between Tunes and CDDB, LLC with respect to the "CDDB-DATABASE" (as defined therein) owned by CDDB, LLC. The transactions contemplated by such draft agreement are material to the business of Tunes and failure to consummate such transactions upon terms and conditions no less favorable to Tunes than those set forth in SCHEDULE 3.34 could have a Material Adverse Effect on Tunes. Tunes hereby warrants that it shall consummate such transactions on or before August 31, 1998 upon terms no less favorable to Tunes than those set forth in SCHEDULE 3.34 (or, alternatively, shall consummate a transaction whereby Tunes or an affiliate of Tunes would purchase the business and substantially all of the assets of CDDB, LLC).

      3.35 AMG. SCHEDULE 3.35 attached hereto sets forth the material terms and conditions of a pending transaction which would grant to Tunes certain rights and benefits with respect to (i) general interest music guides containing, among other things, lists of artists, albums, ratings, reviews and other information, and general interest movie guides containing, among other things, lists of film stars, motion pictures, ratings, reviews and other information, which are published in electronic form under the trade names "All-Music Guide" and the "All Movie Guide," using the "AMG" and "MATRIX" logos and marks, and (ii) a database which provides information regarding the availability and pricing of record and video products. The transactions contemplated by SCHEDULE 3.35 are material to the business of Tunes and failure to consummate such transactions upon terms and conditions no less favorable to Tunes than those set forth in SCHEDULE 3.35 could have a Material Adverse Effect on Tunes. Tunes hereby warrants that it shall consummate such transactions on or before June 25, 1998 upon terms no less favorable to Tunes than those set forth in SCHEDULE 3.35.

                                   SECTION 4
             REPRESENTATIONS AND WARRANTIES OF JAMTV AND MERGER SUB

      JAMtv and Merger Sub each represent and warrant as follows such representations and warranties to be true as of the Closing Date:

      4.1 ORGANIZATION; GOOD STANDING; AND CORPORATE POWER. Each of JAMtv and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of JAMtv's subsidiaries are duly organized, validly existing and in good standing under the laws of the state of incorporation and have all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. JAMtv has delivered to Tunes complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date hereof, and has made available to Tunes a ledger reflecting the record ownership of all outstanding shares of JAMtv capital stock.

      4.2   CAPITAL STRUCTURE.

            (a) The authorized capital stock of JAMtv consists of (i) 10,500,000 shares of common stock, par value $0.01 per share (the "JAMtv Common Stock"); and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "JAMtv Preferred Stock"), issuable in series, of which 2,500,000 shares are designated Series A Convertible Preferred Stock (the "Series A Preferred"), 500,000 shares are designated Series B Convertible Preferred Stock (the "Series B Preferred"), 533,340 shares are designated Series C Convertible Preferred Stock (the "Series C Preferred") and 800,000 shares are designated Series D Convertible Preferred Stock (the "Series D Preferred"). There are issued and outstanding: 1,150,530 shares of JAMtv Common Stock; 2,016,666 shares of Series A Preferred, of which 1,666,666 shares are designated "Series A-I Convertible Preferred Stock," 200,000 shares are designated "Series A-II Convertible Preferred Stock," and 150,000 shares are designated "Series A-III Convertible Preferred Stock;" 472,000 shares of Series B Preferred; 533,334 shares of Series C Preferred, and up to 800,000 shares of Series D Preferred. In addition, 1,300,000 shares of JAMtv Common Stock have been reserved for issuance under the Stock Option Plan of JAMtv, and JAMtv has delivered to Straight Arrow Publishers Company, L.P. a warrant for the purchase of 419,224 shares of JAMtv Common Stock at an exercise price of $3.00 per share, which number of shares is subject to increase upon the occurrence of certain events so that the warrant holder is entitled to purchase shares of JAMtv Common Stock in an amount equal to approximately a ten percent ownership interest in JAMtv prior to certain events including a public or private offering in which the net proceeds from the sale are at least $15,000,000. All outstanding shares of JAMtv Common Stock and JAMtv Preferred Stock are validly issued, fully paid and nonassessable. The Closing Shares, Performance Shares, and IPO Shares have been duly reserved for issuance, and when issued as provided by the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed on SCHEDULE 4.2 hereto, none of the JAMtv Common Stock issued pursuant to this Agreement is subject to any preemptive rights, whether created by JAMtv's Certificate of Incorporation, Bylaws, or any agreement.

            (b) Other than as described in this Section 4.2 or as set forth on SCHEDULE 4.2, there are no issued or outstanding shares of capital stock of JAMtv, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character (whether oral, written, express, or implied) to which JAMtv is a party or by which JAMtv may be bound that do or may obligate JAMtv to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of JAMtv capital stock or that do or may obligate JAMtv to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding agreements, contracts, obligations, promises, commitments, indentures, plans, instruments, arrangements, undertakings or understandings (whether oral, written, express or implied) to which

JAMtv is a party or is bound or which affects or relates to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of JAMtv or any other securities of JAMtv, except as set forth in this
Section 4.2 or as set forth on SCHEDULE 4.2.  Except as described on SCHEDULE
4.2 hereto, to JAMtv's knowledge, none of the outstanding equity securities or other securities of JAMtv was issued in violation of any law, rule or regulation, including, without limitation, state and federal securities laws.

      4.3 CORPORATE NAME; PRIOR TRANSACTIONS; SUBSIDIARIES. Except as disclosed on SCHEDULE 4.3, JAMtv has not during its existence been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person or entity. Except as disclosed on SCHEDULE 4.3 hereto and other than JAMtv Interactive Services Corporation and Merger Sub, JAMtv has no subsidiaries, does not have any contract to acquire, and does not hold any equity securities or other securities of, any person or entity (including any subsidiary).

      4.4   AUTHORITY; VALIDITY; NO CONFLICT; CONSENTS.

            (a) JAMtv and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Merger Certificate, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by JAMtv and by Merger Sub of this Agreement, and the execution and delivery by Merger Sub of the Merger Certificate, the performance by JAMtv of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of JAMtv and Merger Sub, including, without limitation, the approval by the Board of Directors of JAMtv. This Agreement is, and the Merger Certificate when delivered by the parties thereto, will be, legal, valid and binding obligations of each of JAMtv and Merger Sub enforceable against JAMtv and Merger Sub in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed on
SCHEDULE 4.4 hereto, no vote of the holders of any class or series of JAMtv capital stock is necessary to approve this Agreement and the Merger Certificate and the transactions contemplated hereby and thereby.

            (b) The execution and delivery of this Agreement does not, and the execution and delivery of the Merger Certificate and the consummation of the transactions contemplated hereby and thereby will not other than as described or provided in this Agreement, conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, degree or ordinance applicable to JAMtv or any of its subsidiaries or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under or result in the creation of a lien or encumbrance on any of the material properties or assets of JAMtv pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of JAMtv or any of its subsidiaries or (ii) any material agreement, contract, note, obligation, promise, commitment, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, license, undertaking or understanding (whether oral, written, express or implied) to which JAMtv or any of its subsidiaries is a party or by which JAMtv or any of its subsidiaries or their respective properties or assets may be bound or affected.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by JAMtv or Merger Sub in connection with the execution and delivery of this Agreement and the Merger Certificate by JAMtv and Merger Sub or the consummation by JAMtv and Merger Sub of the transactions contemplated hereby or thereby, except for the filing of (i) the Merger Certificate and officers' certificates with the Delaware Secretary of State and the California Secretary of State in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL and the CGCL, (ii) appropriate documents with the relevant authorities of other states in which JAMtv and Merger Sub are qualified to do business, and (iii) appropriate documents with the relevant approvals, authorizations, registrations or qualifications as may be required under federal and state securities or "Blue Sky" laws in connection with the Merger.

      4.5 FINANCIAL STATEMENTS. JAMtv has furnished or made available to Tunes its consolidated financial statements for the fiscal year ended on December 31, 1997, including balance sheets of JAMtv, and the related statements of operations, cash flow and stockholders' equity (collectively, the "JAMtv Audited Financial Statements"), and the related management letters, if any, and JAMtv's unaudited financial statements as at March 31, 1998, including an unaudited balance sheet of JAMtv (the "JAMtv Unaudited Balance Sheet") as at March 31, 1998 and the related unaudited statements of operations and cash flow (the "JAMtv Unaudited Financial Statements"). The JAMtv Audited Financial Statements, the JAMtv Unaudited Balance Sheet, and the JAMtv Unaudited Financial Statements are collectively referred to as the "JAMtv Financial Statements." The JAMtv Financial Statements have been prepared in accordance with GAAP consistency applied and fairly present the financial position of JAMtv as at the dates, except that the Unaudited Financial Statements prepared since the Balance Sheet Date do not contain the footnote disclosure required by GAAP and may not include the same refinement of estimates and accruals as are contained in the JAMtv Financial Statements.
 Since its inception, there has been no change in JAMtv's accounting policies, except as described in notes to the JAMtv Financial Statements.

      4.6 COMPLIANCE WITH LAW; CHARTER DOCUMENTS; AND ORDERS. JAMtv and each of its subsidiaries are in compliance, and have conducted their respective businesses so as to comply, with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against JAMtv or against any of its properties or businesses. To JAMtv's knowledge, no officer, director, or employee of JAMtv or any subsidiary is subject to any order that prohibits such officer, director, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of JAMtv or the respective subsidiary. JAMtv nor any of its subsidiaries is not, nor has it received notice that it is or would be with the passage of time, in violation of any provision of its Certificate of Incorporation, Bylaws or resolutions, or in default or violation of any term, condition or provision of any judgment, decree, order, injunction or stipulation applicable to JAMtv or any subsidiary, its respective business or properties.

      4.7 LITIGATION. Except as disclosed on SCHEDULE 4.7, there is no action, suit, proceeding, claim, arbitration or investigation pending by or against JAMtv or any of its subsidiaries, any director, officer, employee or stockholder of JAMtv or any of its subsidiaries relating to or affecting JAMtv's or any subsidiary's business, properties or capital stock, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby. Except as disclosed on SCHEDULE 4.7, to JAMtv's knowledge, no such action, suit, proceeding, claim, arbitration or investigation has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation.

      4.8 NO MATERIAL ADVERSE EFFECT. Except as set forth on SCHEDULE 4.8, since the Balance Sheet Date, JAMtv and each of its subsidiaries has conducted its business in the ordinary course and there has not occurred:

            (a)   Any Material Adverse Effect;

            (b) Any amendments or changes in the Certificate of Incorporation or Bylaws of JAMtv or any of its subsidiaries;

            (c) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the properties or businesses of JAMtv or any of its subsidiaries;

            (d) Any issuance, redemption, repurchase or other acquisition of shares of capital stock of JAMtv or any of its subsidiaries (other than in the ordinary course under employee benefit plans), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of JAMtv or any of its subsidiaries;

            (e) Any alteration in any term of any outstanding debt or capital stock of JAMtv or any of its subsidiaries;

            (f) Any (i) incurrence, assumption or guarantee by JAMtv or any of its subsidiaries of any debt for borrowed money; or (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of JAMtv or any of its subsidiaries; or

            (g) Any sale, lease, disposition, transfer, license, grant, loss, abandonment, or termination of a right under the Intellectual Property Assets other than in the ordinary course of business consistent with past practice;

            (h)   Any change in its accounting methods; or

            (i) Any agreement or arrangement made by JAMtv or any of its subsidiaries to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 4.8 untrue or incorrect as of the date when made.

      4.9 ABSENCE OF UNDISCLOSED LIABILITIES. To JAMtv's knowledge, neither JAMtv nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued or contingent or otherwise) except liabilities or obligations (i) adequately provided for in the JAMtv Financial Statements
(ii) incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to JAMtv or any of its subsidiaries.

      4.10 INDEBTEDNESS. Neither JAMtv nor any of its subsidiaries is obligated as a borrower, guarantor or accommodation party with respect to any indebtedness for borrowed money other than as disclosed in the JAMtv Financial Statements. Neither JAMtv nor any of its subsidiaries is a lender with respect to any indebtedness for borrowed money other than as disclosed in the JAMtv Financial Statements.

      4.11  TAXES.

            (a) All Tax Returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of JAMtv or any of its subsidiaries (collectively, the "JAMtv Returns"), have been or will be filed when due (including any extension of such due date), and all amounts shown due thereon or before the Effective Time have been or will be paid on or before such date. The JAMtv Unaudited Balance Sheet (i) fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date and JAMtv or any of its subsidiaries has not and will not incur any Tax liability in excess of the amount reflected on the JAMtv Unaudited Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with GAAP all liabilities for Taxes payable following the Balance Sheet Date with respect to all transactions and events that occurred on or prior to such date. All information set forth in the notes to the JAMtv Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

            (b) No material Tax liability has been incurred since the Balance Sheet Date other than in the ordinary course of business and adequate provision has been or will be made for all Tax liability incurred since that date in accordance with GAAP on at least a quarterly basis. JAMtv has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld.

            (c) There is no material claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of JAMtv, threatened against or with respect to JAMtv in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by JAMtv, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to JAMtv, materially and adversely affect the liability of JAMtv for Taxes. Neither JAMtv, nor any person on behalf of JAMtv, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of JAMtv except liens for current Taxes not yet due. Except as may be required as a result of the Merger, JAMtv has not been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the closing.

      4.12  INTELLECTUAL PROPERTY ASSETS.

            (a) INTELLECTUAL PROPERTY ASSETS. "JAMtv Intellectual Property Assets" means all of the following, whether owned, used, or licensed (as licensee or licensor) by JAMtv, and all rights corresponding thereto throughout the world, in any form and on any medium now known or hereafter developed and all embodiments thereof, whether tangible, intangible, printed, recorded, digitized, fixed, stored, electronic, or otherwise:

                  (1) JAMtv's corporate name, all fictitious business names, trade names, brand names, trade dress, logos, trademarks, service marks, trademark registrations, service mark registrations, applications for registration and the goodwill symbolized by the foregoing and connected therewith;

                  (2) (A) all copyrights, whether or not published, protected or registered under the Copyright Act of 1909 or the Copyright Act of 1976 (as either shall be amended from time to time, and any predecessor or successor statute thereto), applications for registration of copyrights, all works of authorship, and all secondary and subsidiary rights therein;
      (B) art, audiovisual works, animations, compilations, collective works, computer software and programs, data, databases, designs, emblems, films, film clips, graphics, images, illustrations, likenesses, literary works, logos, motion pictures, musical compositions, music videos, performances, photographs, pictorial works, song lyrics, sound clips, sound recordings, scripts, screenplays, video recordings, and all other copyrightable subject matter; (C) all renewals, derivative works, enhancements, improvements, modifications, updates, new releases or other revisions thereof; and (D) publication rights, display rights, attribution rights, integrity rights, performance rights (including digital performance rights), mechanical rights, synchronization rights, publishing rights, approval rights, reproduction rights, rights to create derivative works, distribution rights, or moral rights;

                  (3) all publicity rights or privacy rights (or waivers or quitclaims thereof) of any person or entity related thereto;

                  (4) patents, patent applications and extensions, continuations, counter-parts and renewals thereof and inventions and discoveries that may be patentable; and

                  (5) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints.

            (b) INTELLECTUAL PROPERTY ASSETS NECESSARY FOR THE BUSINESS. JAMtv owns, or is licensed or otherwise entitled to exercise, all rights in JAMtv Intellectual Property Assets employed in the operation of the business of JAMtv as currently conducted or as currently proposed to be conducted.

            (c) COMPLIANCE WITH LEGAL AND CONTRACTUAL REQUIREMENTS. JAMtv owns or holds valid licenses to all JAMtv Intellectual Property Assets, and with respect to each such license has paid all royalties and fees with respect thereto required to be paid prior to the date of this Agreement, necessary to operate its business in compliance with all laws, rules and regulations, and all material contractual requirements to which it or its properties is subject. Except as disclosed on SCHEDULE 4.12 hereto, JAMtv has not been subject to a computer software audit and, to JAMtv's knowledge no software audit of JAMtv is pending.

            (d) CLAIMS AGAINST INTELLECTUAL PROPERTY ASSETS. Except as disclosed on SCHEDULE 4.12, no claims with respect to the JAMtv Intellectual Property Assets have been asserted or, to the knowledge of JAMtv, threatened, by any person or entity: (i) to the effect that any business of JAMtv as currently conducted or proposed to be conducted infringes on or misappropriates any intellectual property rights or (ii) challenging the ownership, validity or effectiveness of any of the JAMtv Intellectual Property Assets. All JAMtv Intellectual Property Assets are valid and subsisting assets of JAMtv. To JAMtv's knowledge, no officer of JAMtv is in violation of any term of any employment contract, patent disclosure agreement or any other contract, agreement, arrangement, or understanding (whether written or oral) relating to the relationship of any such officer with JAMtv or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by JAMtv.

      4.13 GOVERNMENTAL AUTHORIZATIONS AND LICENSES. JAMtv is the holder of all material licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the "JAMtv Licenses") and in compliance in all material respects with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such JAMtv Licenses. The JAMtv Licenses are in full force and effect. There is not now pending, nor to JAMtv's knowledge is there threatened in writing, any action, suite, investigation or proceeding against JAMtv before any Governmental Entity with respect to the JAMtv Licenses, nor is there any issued or outstanding notice, order to complaint with respect to the violation by JAMtv of the terms of any JAMtv License or any rule or regulation applicable thereto.

      4.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon JAMtv which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of JAMtv, any acquisition of property by JAMtv or the conduct of business of JAMtv as currently conducted or as currently proposed to be conducted.

      4.15 INFORMATION STATEMENT. The information supplied or to be supplied by JAMtv for inclusion in the Information Statement, on the date on which Tunes mails such materials to its shareholders and at all times from such date up to and including the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that JAMtv makes no representation or warranty with respect to any information that Tunes may supply expressly for use in the Information Statement.

      4.16 DISCLOSURE. To JAMtv's knowledge, no representation or warranty made by JAMtv in this Agreement, nor any financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Tunes or its representatives pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To JAMtv's knowledge, there is no event, fact or condition that has caused a Material Adverse Effect with respect to JAMtv, that has not been set forth in this Agreement or on the Schedules hereto, other than general economic or competitive conditions.

      4.17 BROKERS; FINDERS. Each of JAMtv and Merger Sub represents, as to itself and, to the extent applicable, its subsidiaries, that no agent, broker, investment banker or other firm or person is, or will be, entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Merger Certificate.

                                   SECTION 5
                  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                          TIME; ADDITIONAL AGREEMENTS

      5.1 CONDUCT OF BUSINESS OF TUNES. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Tunes shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees (except as otherwise contemplated by this Agreement) and preserve its relationships with customers, suppliers, distributors, licensors, licenses, and others having business dealings with it, with the objective that its goodwill and ongoing business shall be unimpaired at the Effective Time. Tunes shall promptly notify JAMtv of any event or occurrence not in the ordinary course of business of Tunes which comes to Tunes's attention and which has had, or could reasonably be expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement or disclosed in the Tunes Disclosure Schedule, Tunes shall not, without the prior written consent of JAMtv:

            (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with written agreements providing for the repurchase of shares in connection with any termination of service to Tunes;

            (b) Issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities or authorize or propose any change in its equity capitalization;

            (c) Accelerate, amend or change the period of exercisability of options and warrants (except as would happen automatically pursuant to the terms of Tunes's stock option plan and related agreements existing on the date of this Agreement);

            (d) Solicit approval for or effect any amendments to Tunes's Articles of Incorporation or Bylaws;

            (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Tunes;

            (f) Sell, lease, license, pledge or otherwise dispose of or encumber any of its properties or assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

            (g) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for the obligations of others, or make loans or advances, other than in the ordinary course of business consistent with past practice;

            (h) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in Tunes's Financial Statements or those incurred after the Balance Sheet Date in the ordinary course of business;

            (i) Adopt or amend any Plan; enter into or amend any employment, severance or termination contract with or pay any special bonus or special renumeration, including without limitation, any severance or termination pay to, any director, employee or consultant, or increase the salaries or wage rates of its employees;

            (j) Commence a lawsuit other than for the routine collection from account debtors;

            (k) Transfer to any person or entitle any rights to the Intellectual Property Assets except in the ordinary course of business, or enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products or palindrome except in the ordinary course of business;

            (l) Except in the ordinary course of business with prior notice to JAMtv, violate, amend or otherwise modify the terms of any of Tunes's material contracts binding on Tunes set forth on the Tunes Disclosure Schedule;

            (m) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes of accounts receivable other than in the ordinary course of business and consistent with past practice;

            (n) Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any material Tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material Tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a material Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any Tax claim or assessment, without the prior written or unwritten consent of JAMtv, which consent will not be reasonably withheld;

            (o) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

            (p) Fail to pay or otherwise satisfy its monetary obligations as they become due, except as such as are being contested in good faith; or waive or commit to waive any rights of substantial value or cancel or materially amend any insurance policy; or

            (q) Take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.1(a) through (p) hereof, or any action which would make any of the representations or warranties of Tunes contained in this Agreement untrue or incorporate or result in any of the conditions to the Merger set forth in Section 6 hereof not being satisfied.

      5.2 ACCESS TO INFORMATION. Each of Tunes and JAMtv shall afford the other and its respective accountants, counsel and other representatives, reasonable access during normal business hours and upon reasonable prior notice during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement to (i) all of its respective properties, books, contracts, commitments and records, and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each of Tunes and JAMtv will provide to the other and its respective accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.3 TUNES SHAREHOLDERS' APPROVAL. Tunes shall solicit shareholder approval by written consent in accordance with applicable law, for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby and by the Merger Agreement, and shall use commercially reasonable efforts to obtain such approval. As soon as practicable after the execution of this Agreement, Tunes shall prepare and distribute to its shareholders and holders of Tunes Options and Convertible Debt Instruments the written consent and the Information Statement for purposes of soliciting the approval of the shareholders of Tunes of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. Tunes shall cause the Information Statement to comply with applicable federal and state securities laws requirements, and the Information Statement shall be subject to prior review and approval by JAMtv. The Information Statement shall contain the unanimous recommendation of the Board of Directors of Tunes that the Tunes shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Tunes.

      5.4 SUPPORT OF MERGER BY CERTAIN SHAREHOLDERS. Tunes shall use its best efforts to cause all of its officers and directors to support the Merger and to take all actions and execute all documents reasonably requested by JAMtv to carry out the foregoing matters. Concurrently with the execution of this Agreement, Kamran Mohsenin, David Anderson, Jacob Maizel, and Pete DiMaria (the "Principal Shareholders") shall have entered into Shareholder Agreements with JAMtv in substantially the form attached as EXHIBIT D (collectively, the "Shareholder Agreements").

      5.5 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, and except (but only to the extent) required to comply with fiduciary duties under applicable law, Tunes shall not, directly or indirectly, through any officer, director, shareholder, employee, representative, agent or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person relating to (x) any acquisition of Tunes, or any equity securities or ten percent (10%) or more of the assets of Tunes, or any merger, consolidation, business combination or similar transaction with Tunes, or (y) any other material joint venture or other similar transaction or (ii) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In the event Tunes receives from any third party any offer or indication of interest regarding any of the transactions referred to in the foregoing sentence, or any request for information about Tunes with respect to any of the foregoing, then Tunes shall promptly communicate to JAMtv the material terms of each such offer, indication of interest, or request, including the identity of the third party.

      5.6 NOTIFICATION OF CERTAIN MATTERS. Tunes shall give prompt notice to JAMtv, and JAMtv and Merger Sub shall give prompt notice to Tunes, of the occurrence, or pending or threatened occurrence or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Tunes or JAMtv and Merger Sub (as the case may be), or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Each party shall use all reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

      5.7 CONSENTS. Each of JAMtv and Tunes shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and the transactions contemplated by this Agreement and to enable the Surviving Corporation to conduct and operate the business of Tunes substantially as presently conducted and as contemplated to be conducted. Tunes shall use its best efforts to obtain all Tunes Third Party Consents.

      5.8   REASONABLE EFFORTS.

            (a) JAMtv, Merger Sub and Tunes shall each use its reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Tunes shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Tunes with respect to the Merger and will promptly cooperate with and furnish information to JAMtv in connection with any such requirements imposed upon JAMtv, Merger Sub or any other subsidiary of JAMtv in connection with the Merger. Tunes shall take all reasonable actions to obtain (and to cooperate with JAMtv and its subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity, required to be obtained or made by Tunes (or by JAMtv or its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby, by this Agreement or by the Merger Agreement, and to defend all lawsuits or other legal proceedings challenging this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and thereby, and to effect all necessary registrations and filings and submissions or information required by any Governmental Entity, and to fulfill all conditions to this Agreement.

            (b) Each of JAMtv and Merger Sub shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and will promptly cooperate with and furnish information to Tunes in connection with any such requirement imposed upon Tunes in connection with the Merger. JAMtv and Merger Sub shall take all reasonable actions to obtain (and to cooperate with Tunes in obtaining) and consent, authorization, order or approval of, or exemption by, any Governmental Entity required to be obtained or made by JAMtv or any of its subsidiaries (or by Tunes) in connection with the Merger or the taking of any action contemplated by this Agreement or by the Merger Agreement, consummation of the transactions contemplated hereby and by the Merger Agreement, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transaction contemplated hereby and by the Merger Agreement, and to effect all necessary registrations and filings and submissions of information requested by any Governmental Entity, and to fulfill all conditions to this Agreement.

      5.9 PUBLIC ANNOUNCEMENTS. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning the Merger and will not make any such announcement, release or statement without the other's consent.

      5.10 EMPLOYEE HEALTH INSURANCE BENEFITS. Employees of Tunes who become employees of JAMtv following the Merger shall continue to participate in the group health insurance plan of Tunes and shall be entitled to participate in any successor coverage which may be implemented by JAMtv.

      5.11 POST-CLOSING EXECUTION OF PROPRIETARY RIGHTS AGREEMENTS. Promptly following the Effective Time, the shareholders of Tunes who are employed by JAMtv or Merger Sub shall exert their best efforts to cause all employees of Tunes and Merger Sub to execute in favor of Merger Sub proprietary rights agreements substantially similar to JAMtv's existing employee proprietary rights agreement.

      5.12 JAMTV CAPITALIZATION. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, JAMtv shall not, without the prior written consent of Tunes, issue, sell, or authorize the issuance or sale of any shares of its capital stock or securities convertible into its capital stock at a price per share less than $10.00 per share (or an equivalent price per share after giving effect to any stock split or combination of JAMtv's capital stock occurring during such period) other than pursuant to its employee stock option plans.

      5.13 SECURITIES AND BLUE SKY LAWS. JAMtv and Tunes acknowledge that the JAMtv Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act and will be issued pursuant to Section 5 of the Securities Act. Tunes and JAMtv shall use reasonable efforts to make appropriate filings in accordance with Section 5 of the Securities Act. Tunes and JAMtv shall use reasonable efforts to make appropriate filings and to obtain appropriate clearances under the securities and "Blue Sky" laws of the states of residence of the holders of Tunes Common Stock, Vested Tunes Options, and Convertible Debt listed on SCHEDULE 3.2 hereto.

      5.14 TAX FREE REORGANIZATION. JAMtv's sole obligation with respect to the tax treatment of the Merger shall be to take such actions as are reasonably requested of Tunes so that the Merger is treated as a "reorganization" within the meaning of Section 368(a) of the Code and in compliance with the record-keeping and filing requirements of Treasury Regulation Section 1.368-3. No party shall knowingly take any action which would cause the Merger to fail to qualify as a reorganization.

      5.15 EMPLOYEE BONUS PAYMENT. On the dates and subject to the terms and conditions precedent set forth on SCHEDULE 5.15 hereto, JAMtv shall pay to each of the Principal Shareholders his respective pro rata share of an employment bonus up to an aggregate amount of $250,000 (the "Employee Bonus Payment").

                                   SECTION 6
                              CONDITIONS PRECEDENT

      6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

            (a) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger or the transactions contemplated by this Agreement shall have been issued by any Governmental Entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking relief against Tunes, the Surviving Corporation or JAMtv if the Merger is consummated, shall be pending which, in the good faith judgment of Tunes's or JAMtv's Board of Directors (acting upon the written opinion of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or relief and such relief would have a Material Adverse Effect on such party. In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have any such order or injunction lifted.

            (b) STATUTES. No action shall have been taken, and no statute, rule, resolution or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal, (ii) prohibit JAMtv's or Merger Sub's ownership or operation of all or a material portion of the business or assets of Tunes, or JAMtv and its subsidiaries taken as a whole, or compel JAMtv or Tunes to dispose of or hold separate all or a material portion of the business of assets of Tunes or JAMtv and its subsidiaries taken as a whole, as a result of the Merger, or (iii) render JAMtv, Merger Sub or Tunes unable to consummate the Merger.

            (c) SECURITIES LAWS. JAMtv shall have received the filings and clearances required for the issuance of the JAMtv Common Stock hereunder with respect to the securities and "Blue Sky" laws of the states of residence of the holders of Tunes Common Stock, Vested Tunes Options, and Convertible Debt listed on SCHEDULE 3.2 hereto, including, without limitation, the approval of the California Commissioner of Corporations with respect thereto pursuant to
Section 25121 of the California Corporate Securities Law of 1968, as amended, without the imposition of any conditions adverse to JAMtv or to the Tunes shareholders or which would require JAMtv to amend its Certificate of Incorporation or Bylaws.

      6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF JAMTV AND MERGER SUB. The obligations of JAMtv and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by JAMtv and Merger Sub:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Tunes set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. JAMtv shall have received a certificate signed by the chief executive officer and the chief financial officer of Tunes to such effect on the Closing Date.

            (b) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect with respect to Tunes from the date of this Agreement through the Closing Date and JAMtv shall have received a certificate signed by the chief executive officer and the chief financial officer of Tunes to such effect on the Closing Date.

            (c) OPINION OF COUNSEL TO TUNES. JAMtv shall have received a written opinion dated as of the Closing Date of Pillsbury Madison & Sutro LLP, counsel to Tunes, substantially to the effect set forth in EXHIBIT E.

            (d) PERFORMANCE OF OBLIGATIONS OF TUNES. Tunes shall have performed all obligations and covenants required to be performed by it under this Agreement and the Merger Agreement prior to the Closing Date, and JAMtv shall have received a certificate signed by the chief executive officer and the chief financial officer of Tunes to such effect on the Closing Date.

            (e) APPROVALS AND CONSENTS. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, and JAMtv shall have received duly executed copies of all Tunes Third Party Consents in form and substance reasonably satisfactory to JAMtv.

            (f) RESIGNATION OF DIRECTORS AND OFFICERS. The directors of Tunes in office immediately prior to the Effective Time shall have resigned as directors of Tunes effective as of the Effective Time and the officers of Tunes in office immediately prior to the Effective Time, other than the officers named in Section 1.5 hereof, shall have resigned as officers of Tunes effective as of the Effective Time.

            (g) EMPLOYEE RETENTION. JAMtv shall be reasonably satisfied that a sufficient number of Tunes employees are ready, willing and able to remain with Tunes and JAMtv following the transaction to enable the continued operation of Tunes's business.

            (h) ESCROW AGREEMENT. JAMtv, Tunes, the Shareholders' Agent (as defined in Section 7.7 hereof) and American National Bank and Trust Company of Chicago as escrow agent (the "Escrow Agent") shall have executed the Escrow Agreement.

            (i) SHAREHOLDER AGREEMENTS. JAMtv shall have received an executed Shareholder Agreement from each of the Principal Shareholders and Tunes and such agreement shall not have been breached by any Principal Shareholder or Tunes.

            (j) JOINDER TO STOCKHOLDERS' AGREEMENT. JAMtv shall have received an executed Joinder to Stockholders' Agreement in the form attached hereto as EXHIBIT F from each of the holders of Tunes Common Stock, Tunes Options, and Convertible Debt receiving shares of capital stock of JAMtv in connection with the Merger.

            (k) TUNES SHAREHOLDER APPROVAL. Holders of at least two-thirds (2/3) of the outstanding capital stock of Tunes shall have voted in favor of approving this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

      6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TUNES. The obligation of Tunes to effect the Merger is subject to the satisfaction of the following conditions unless waived by Tunes:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of JAMtv and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. Tunes shall have received a certificate signed by an officer of JAMtv and Merger Sub to such effect.

            (b) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect with respect to JAMtv from the date of this Agreement through the Closing Date and Tunes shall have received a certificate signed by the chief executive officer of JAMtv to such effect on the Closing Date.

            (c) PERFORMANCE OF OBLIGATIONS OF JAMTV AND MERGER SUB. JAMtv and Merger Sub shall have performed all obligations and covenants required to be performed by them under this Agreement and the Merger Agreement prior to the Closing Date, and Tunes shall have received a certificate signed by an officer of JAMtv and Merger Sub to such effect.

            (d) OPINION OF COUNSEL TO JAMTV. Tunes shall have received a written opinion dated as of the Closing Date of Freeborn & Peters, counsel to JAMtv, substantially to the effect set forth in EXHIBIT G.

            (e) APPROVALS AND CONSENTS. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

            (f) ESCROW AGREEMENT. JAMtv, Tunes, the Shareholders' Agent (as defined in Section 7.7 hereof) and the Escrow Agent shall have executed the Escrow Agreement.

                                   SECTION 7
                            INDEMNIFICATION; SET-OFF

      7.1   INDEMNIFICATION.

            (a) Each of the Former Shareholders and Tunes jointly and severally shall indemnify and hold harmless JAMtv and the Surviving Corporation, and the respective officers, directors, employees, shareholders, assigns and successors and the affiliates of the foregoing persons and entities (individually, a "JAMtv Indemnified Person" and collectively, the "JAMtv Indemnified Persons;" PROVIDED, HOWEVER, that the term "JAMtv Indemnified Persons" or "JAMtv Indemnified Person" does not refer to, and shall be exclusive of, respectively, the Former Shareholders and any Former Shareholder), from and against and in respect of, and shall pay to the Indemnified Persons the amount of, any and all claims, demands, lawsuits, actions, causes of actions, administrative proceedings (including informal proceedings), losses, diminution in value, assessments, costs, damages, punitive damages, judgments, liabilities (including sums paid and costs and expenses including, without limitation, reasonable legal fees and disbursements) of every kind, nature and description, whether or not involving a third party claim (collectively, "Damages") that arise or result from or relate to, directly or indirectly,
(i) any breach of any of the representations, warranties, and covenants given or made by Tunes in this Agreement or any certificate, document, or instrument delivered by or on behalf of Tunes pursuant to this Agreement,
(ii) any Excess Liability Amount to the extent not otherwise reflected in the Aggregate Closing Consideration, and (iii) any claim by Charlene Steele Vaughn, including, without limitation, the claims set forth in the complaint filed with the Superior Court of the State of California in and for the County of Alameda by Charlene Steele Vaughn, as plaintiff, against Tunes, Kamran Mohsenin and the Does described therein, as defendants (the "Steele Vaughn Claim").

            (b) JAMtv shall indemnify and hold harmless the Former Shareholders and their respective assigns (individually, a "Tunes Indemnified Person" and collectively, the "Tunes Indemnified Persons"), from and against and in respect of any and all Damages that arise or result from or relate to, directly or indirectly, any breach of any of the representations, warranties, and covenants given or made by JAMtv in this Agreement or any certificate, document, or instrument delivered by or on behalf of JAMtv pursuant hereto.

      7.2   LIMITATIONS AND EXPIRATION.  Notwithstanding the above:

            (a)   There shall be no liability for indemnification under this
Section 7 for any breach of a representation, warranty or covenant made by Tunes in this Agreement unless and until the aggregate amount of all Damages exceeds $10,000; provided, however, that if the aggregate amount of such Damages exceeds $10,000, liability for Damages under this Section 7 shall be for the full amount of such Damages, subject to the limitations set forth in this Section 7.2.

            (b) From and after the Effective Time, the indemnification and set-off rights provided in this Section 7 shall be the exclusive remedy of JAMtv and the Surviving Corporation and the other JAMtv Indemnified Persons for any breach of a representation, warranty or covenant made by Tunes in this Agreement, EXCEPT (i) in the case of any breach of a representation or warranty set forth in Sections 3.2 (capitalization), 3.18(a) (title), 3.34
(CDDB), and 3.35 (AMG) hereof, (ii) in the case of fraud by Tunes with respect to any statement made by Tunes in this Agreement or in any certificate delivered by Tunes pursuant to this Agreement, (iii) with respect to the Steele Vaughn Claim, and (iv) for any Excess Liability Amount, and in each such case, all of the Former Shareholders will be liable for all Damages with respect thereto.

            (c) From and after the Effective Time, the total amount payable under Section 7.1(b) hereof by JAMtv shall not exceed $500,000, except in the case of fraud by JAMtv with respect to any statement made by JAMtv in this Agreement or in any certificate delivered by JAMtv pursuant to this Agreement, and in each such case, JAMtv will be liable for all Damages with respect thereto; and

            (d) The indemnification obligations under this Section 7 shall terminate on the later of (i) twelve (12) months after the Effective Time (the "Indemnification Deadline Date"), provided, however, that the Indemnification Deadline Date shall be extended indefinitely with respect to the representations and warranties set forth in Sections 3.2 (Tunes capitalization), 3.17(a)

(title), and 4.2 (JAMtv capitalization) hereof, the Excess Liability Amount, as provided in Section 7.1(a)(ii) hereof, and the Steele Vaughn Claim; or
(ii) the final resolution of any and all JAMtv Claims and Shareholder Claims (as defined in Sections 7.4 and 7.5 hereof; hereafter, a "Claim" or "Claims") under this Agreement pending as of the Indemnification Deadline Date ("Pending Claims"), provided, however, that with respect to the representations and warranties set forth in Section 3.32 hereof (Microsoft Deluxe CD Player), the indemnification obligations shall terminate on the later of four (4) years after the Effective Time or the final resolution of any and all Claims pending with respect thereto as of such time, and provided further, that from and after the Indemnification Deadline Date (or such later date with respect to Section 3.32 hereof), such indemnification obligations shall survive only to the extent of such Pending Claims and all remaining cash and other property in the Escrow Fund (except as otherwise provided in the Escrow Agreement) shall be released to the Shareholders' Agent and/or JAMtv pursuant to the terms of the Escrow Agreement and Section 7.9 hereof.

      7.3 JAMTV'S SET-OFF RIGHTS. In order to satisfy any indemnification obligations to the JAMtv Indemnified Persons pursuant to this Agreement, each of the Former Shareholders hereby grants to JAMtv the right of set-off against the Retention Amount contained in the Escrow Fund. Notwithstanding the provisions of Section 7.1 hereof, JAMtv, Merger Sub, Tunes, and the Former Shareholders hereby agree that the sole and exclusive remedy for the JAMtv Indemnified Persons hereunder for a breach of the warranty set forth in
Section 3.32 (Microsoft Deluxe CD Player) hereof shall be (i) the reduction of the Performance Share Calculation in accordance with Section 2.7(d) hereof and (ii) a set-off of $250,000 in immediately available funds against the Retention Amount and that JAMtv shall be entitled to exercise such set-off rights on behalf of the JAMtv Indemnified Persons if the warranty under
Section 3.32 is breached.

      7.4   CLAIMS BY JAMTV.

            (a) Upon receipt by the Shareholders' Agent at any time prior to the Indemnification Deadline Date of a certificate signed by an officer of JAMtv (a "JAMtv Certificate") providing notice of any claim (a "JAMtv Claim") for Damages and specifying in reasonable detail the date such Damages were paid, incurred or otherwise arose, and, if applicable, the nature of the breach to which such Damages are related, JAMtv shall be entitled to exercise its set-off rights as provided in Section 7.3 hereof.

            (b) At the time of delivery of any JAMtv Certificate to the Shareholders' Agent, a duplicate copy of such JAMtv Certificate shall be delivered to the Escrow Agent, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of the cash or shares from the Escrow Fund in satisfaction of JAMtv's set-off rights unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the amount of Damages from the Escrow Fund in accordance with Section 7.3 hereof, unless the Shareholders' Agent shall have given notice to the Escrow Agent and to JAMtv prior to the expiration of such thirty (30) day period that the Shareholders' Agent disputes the JAMtv Claim set forth in the JAMtv Certificate, with the basis for such dispute set forth in writing in reasonable detail. The deemed value at all times of the shares of JAMtv Common Stock which are subject to the indemnity and set-off provisions of this Section 7 shall be $10.00 per share, including for purposes of set-off as provided in Section 7.3 and disbursement to the Former Shareholders of any remaining shares as provided in Section 7.9, subject to proportionate adjustment as a result of any JAMtv stock split, reverse stock split, recapitalization, or similar event (provided that there shall be no adjuctment upon the issuance of shares subject to warrants or options or upon the conversion of any covertible seucrities of JAMtv).

      7.5 CLAIMS BY FORMER SHAREHOLDERS. Upon receipt by JAMtv at any time prior to the Indemnification Deadline Date of a certificate signed by the Shareholders' Agent (a "Shareholders' Agent Certificate") providing notice of any claim (a "Shareholders' Claim") for Damages and specifying in reasonable detail the date such Damages were paid, incurred or otherwise arose, and the nature of the breach to which such Damages are related, JAMtv shall deliver to the Shareholders' Agent, as promptly as practicable, an amount equal to such Damages as indemnity, unless, within thirty (30) days of the delivery of such Shareholders' Agent Certificate, JAMtv disputes the Shareholders' Claim set forth in such certificate, with the basis for such dispute set forth in writing in reasonable detail.

      7.6 CLAIMS BY THIRD PARTIES. JAMtv will give notice to the Shareholders' Agent and, prior to the Effective Time, Tunes promptly after JAMtv has actual knowledge of any claim from a third party, as to which indemnity may be sought, and will permit the Former Shareholders and Tunes (at their expense) to assume the defense of any claim or any litigation resulting therefrom; PROVIDED that (i) counsel for any Former Shareholder or Tunes who shall conduct the defense of such claim or litigation shall be satisfactory to JAMtv and (ii) the omission by JAMtv or any JAMtv Indemnified Person to give notice as provided herein will not relieve any Former Shareholder or Tunes of his or its indemnification obligations under this Agreement. Neither JAMtv, the Surviving Corporation, nor any other JAMtv Indemnified Person shall be required to commence litigation or to take any action against any third party prior to making a claim for indemnification hereunder. The Former Shareholders and Tunes, in the defense of any such claim or litigation, will not, except with the written consent of JAMtv, consent to the entry of any judgment or enter into any settlement. If the Former Shareholders or Tunes assume the defense of such claim or litigation,
(i) it will be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Former Shareholders or Tunes without JAMtv's consent. Notwithstanding the foregoing, a JAMtv Indemnified Person will have the right at all times to take over and assume control of the defense, settlement, negotiations or lawsuit relating to any claim or demand, including, without limitation, in the event that (i) a Former Shareholder is also a party to such claim or litigation and JAMtv determines in good faith that joint representation would be inappropriate or
(ii) a Former Shareholder fails to provide reasonable assurance to JAMtv of its financial capacity to defend such claim or litigation and to provide indemnification with respect to such claim or litigation. In the event that the Former Shareholders or Tunes do not accept the defense of any matter as above provided, a JAMtv Indemnified Person will have the full right to defend against any such claim or demand, and will be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. In any event, the Former Shareholders and Tunes will cooperate in the defense of such action and the records of each Former Shareholder and Tunes shall be available to JAMtv and the other JAMtv Indemnified Persons with respect to such defense.

      7.7   RESOLUTION OF CONFLICTS; ARBITRATION.

            (a) In case the Shareholders' Agent or JAMtv, as applicable, shall object in writing to any Claim made in any JAMtv Officer's Certificate as described in Section 7.5 hereof, or in any Former Shareholders' Agent Certificate as described in Section 7.6 hereof, JAMtv or the Shareholders' Agent, as applicable, shall have thirty (30) days to respond in a written statement to such objection. If after such thirty (30)-day period there remains a dispute as to any claims, the Shareholders' Agent and JAMtv shall attempt in good faith for sixty (60) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and JAMtv should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if in settlement of a JAMtv Claim, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall make the distributions from the Escrow Fund only in accordance with the terms hereof or of the Escrow Agreement.

            (b) If no such agreement can be reached after good faith negotiation, either JAMtv or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter in accordance with Section 9.3 hereof, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. The decision of the arbitrators as to the validity and amount of any Claim in such JAMtv Officer's Certificate or Former Shareholders' Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 7.7 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

      7.8   SHAREHOLDERS' AGENT.

            (a) One person appointed by the holders of capital stock of Tunes outstanding immediately prior to the Effective Time (including stock issuable upon the exercise of Vested Tunes Options and Convertible Debt) (the "Former Shareholders") shall be constituted and appointed as agent (the "Shareholders' Agent") for and on behalf of the Former Shareholders to give and receive notices and communications, to authorize delivery to any Indemnified Person of amounts in the Escrow Fund in satisfaction of claims, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to JAMtv. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for its services, except for payment of expenses, including fees of counsel, reasonably incurred by the Shareholders' Agent in connection with the performance of its duties under the Escrow Agreement (the "Shareholders' Agent Expenses"). The Shareholders' Agent Expenses may be satisfied from the Escrow Fund, but only to the extent of funds remaining in the Escrow Fund following the satisfaction of all Claims and any and all Pending Claims and the payment of all fees and related

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expenses of the Escrow Agent, all pursuant to the terms and provisions of the
Escrow Agreement. Notices or communications to or from the Shareholders'
Agent shall constitute notice to or from each of the Former Shareholders.

            (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. The Former Shareholders shall severally indemnify the Shareholders' Agent and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of such agents' duties hereunder.

            (c) The Shareholders' Agent shall have reasonable access to information about Tunes and the reasonable assistance of Tunes's officers and employees of Tunes for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any non-public information from or about Tunes to anyone other than JAMtv and its officers, directors, employees and agents (and except on a need-to-know basis to individuals who agree to treat such information confidentially).

            (d) The Shareholders' Agent or its representatives shall be entitled to participate in any proceeding, or objection or defense thereto, involving a claim by a third party for which indemnification could be sought under Section 7.1(a) hereof; provided, however, that nothing herein shall entitle the Shareholders' Agent to control the defense of any such third party claim; and provided further that the settlement of any claim that would result in a Claim upon the Escrow Fund shall be subject to the approval of the Shareholders' Agent, which approval shall not be unreasonably withheld.

            (e) A decision, act, consent or instruction of the Shareholders' Agent, taken in the manner set forth in the Escrow Agreement, shall constitute a decision of all Former Shareholders and shall be final, binding and conclusive upon each such Former Shareholders, and the Escrow Agent and JAMtv may rely upon any decision, act, consent or instruction of the Shareholders' Agent taken in such manner as being the decision, act, consent or instruction of each and every such Former Shareholders. The Escrow Agent and JAMtv are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent taken in such manner.

      7.9 DISTRIBUTION OF THE RETENTION AMOUNT. The Retention Amount (or such lesser amount as shall remain after payment of any Claims) shall be disbursed as provided pursuant to this Section 7.9 and the Escrow Agreement, as follows:

      (i) Upon the final resolution of the Steele Vaughn Claim, but no earlier than the Closing Date, the Escrow Agent (or JAMtv if such resolution occurs on or prior to the Closing) shall disburse $250,000 of the Retention Amount together with accrued interest, if any, as provided in the Escrow Agreement, to the Shareholders' Agent (or the Exchange Agent, as applicable) for the benefit of the Former Shareholders (or the holders of the Certificates, Vested Tunes Options, and Convertible Debt, as applicable);

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

      (ii) If, on the later of the Indemnification Deadline Date or such date as any Pending Claims are finally resolved (the "Release Date"), the Steele Vaughn Claim has been finally resolved and the Microsoft Deluxe CD Player has become generally available to Consumers as part of the Windows 98 Plus Pack!, then the Escrow Agent shall disburse the Retention Amount (or such lesser amount as shall remain after payment of any Claims hereunder or other permitted disbursements), together with accrued interest as provided in the Escrow Agreement, to the Shareholders' Agent for the benefit of the Former Shareholders;

      (iii) If, on the Release Date, the Steele Vaughn Claim has been finally resolved but the Microsoft Deluxe CD Player has not become generally available to consumers as part of the Windows 98 Plus Pack!, then the Escrow Agent shall disburse: (x) all but $250,000 of the Retention Amount, together with accrued interest as provided in the Escrow Agreement, to the Shareholders' Agent for the benefit of the Former Shareholders; and (y) the remaining $250,000 to JAMtv, unless $250,000 or less remains after payment of any Claims hereunder, in which case the Escrow Agent shall disburse to JAMtv all of the remaining Retention Amount;

      (iv) If, on the Release Date, the Steele Vaughn Claim has not been finally resolved, then the Escrow Agent shall not disburse the Retention Amount (or any portion of such amount) until such date as the Steele Vaughn Claim has been finally resolved.

Any disbursement to the Former Shareholders of cash constituting the Retention Amount shall be made by the Shareholders' Agent, together with accrued interest as provided in the Escrow Agreement, to each of the Former Shareholders as follows: each Former Shareholder shall be entitled to receive an amount equal to the product of the cash portion of the Retention Amount (plus accrued interest as provided in the Escrow Agreement) minus the aggregate amount of cash payable in satisfaction of Claims hereunder (including, without limitation, the Microsoft Set-Off, if any), multiplied by the applicable pro rata share of the cash portion of the Retention Amount which is attributable to such Former Shareholder. Any disbursement to the Fomer Shareholders of shares constituting the Retention Amoutn shall be made by the Shareholders' Agent to each of the Former Shareholders as provided in the Escrow Agreement.

      7.10 SURVIVAL OF REPRESENTATIONS, WARRANTIES. For the purposes of asserting Claims under this Section 7, all representations and warranties made by Tunes or JAMtv in, or pursuant to this Agreement or in any document delivered on behalf of Tunes or JAMtv pursuant hereto, will survive the Closing and will remain in effect until the later of (i) the Indemnification Deadline Date or (ii) the resolution of any and all Pending Claims, provided that from and after the Indemnification Deadline Date, such indemnification obligations shall survive only to the extent of such Pending Claims, except that the representations and warranties contained in Sections 3.2 (Tunes capitalization), 3.17(a) (title), and 4.2 (JAMtv capitalization) hereof shall survive indefinitely, and the representations and warranties contained in
Section 3.32 (Microsoft Deluxe CD Player) shall survive for four (4) years from the Effective Date.

      7.11 SPECIAL HOLDBACK SHARES. The Special Holdback Shares shall secure the indemnity obligations of Tunes and the Former Shareholders as provided in this Section 7. In order to satisfy any such obligations, the Former Shareholders hereby grant to JAMtv the right of set-off against the

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

Special Holdback Shares. JAMtv shall have until June 30, 1999 (the "Speical Release Date") in order to make a JAMtv Claim with respect to the Special Holdback Shares. On the Special Release Date or such later date as any pending JAMtv Claim is finally resolved, JAMtv shall issue certificates evidencing the Speical Holdback Shares to the Form Shareholders (such issuance to be pro rata, consistent with the terms of this Agreement), and deliver such certificates to the Shareholder's Agent for an on behalf of the Former Shareholders.

                                   SECTION 8
                                  TERMINATION

      8.1   TERMINATION.

            (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Tunes:

                  (1) by mutual agreement of the Boards of Directors of JAMtv and Tunes;

                  (2) by JAMtv on or after the sixth (6th) business day following delivery of notice thereof to Tunes, if there has been a breach by Tunes of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Tunes that remains uncured as of such sixth (6th) business day;

                  (3) by Tunes on or after the sixth (6th) business day following delivery of notice thereof to JAMtv, if there has been a breach by JAMtv or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of JAMtv or Merger Sub that remains uncured as of such sixth (6th) business day;

                  (4) by JAMtv or Tunes, if the Merger shall not have been consummated on or before September 30, 1998;

                  (5) by JAMtv or Tunes if the required approval of the shareholders of Tunes contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote in accordance with applicable law; or

                  (6) by JAMtv or Tunes if any permanent injunction or other order of a court or other competent authority preventing the Merger shall have become final and nonappealable.

            (b) Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

      8.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger Certificate and the transactions contemplated hereby and thereby shall be paid, in the case of costs and expenses incurred by JAMtv,

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

by JAMtv, and in the case of costs and expenses incurred by Tunes, by the Tunes shareholders or Former Shareholders, as applicable.

      8.3 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in this Section 8, the terminating party shall provide written notice of such termination to the other party and the provisions of this Agreement shall forthwith become void, except that the agreements contained or referred to in Sections 3.30 (brokers, finders),
4.15 (brokers, finders), 5.9 (public announcements), 8 (termination) and 9 (general provisions) hereof shall survive. Notwithstanding the foregoing, the event of termination of this Agreement by any party hereto, nothing herein shall limit the remedies at law or in equity of any party with respect to any breaches hereof by any other party. Upon termination of this Agreement, Tunes shall return all of the Earnest Money to JAMtv in immediately available funds. Notwithstanding the foregoing and Section 8.2 hereof, if this Agreement shall be terminated by reason other than under paragraphs (2) or (5) of Section 8.1(a) hereof, then Tunes shall be entitled to retain a portion of the Earnest Money equal to the amount of reasonable costs and expenses incurred by Tunes in connection with this Agreement, up to a maximum of $20,000.

                                   SECTION 9
                               GENERAL PROVISIONS

      9.1 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Tunes; provided that following approval of the Merger by the shareholders of Tunes, no amendment shall be made which by law requires the further approval of such shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2 EXTENSION; WAIVER. At any time prior to the Effective Time, each of Tunes and JAMtv, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      9.3 ARBITRATION. All disputes or controversies (whether of law or fact) of any nature whatsoever arising from or relating to this Agreement and the transactions contemplated hereby shall be decided by arbitration by the American Arbitration Association (the "AAA") in accordance with the rules and regulations of the AAA.

            The arbitrators shall be selected as follows: JAMtv and the Shareholders' Agent shall, within 60 days of the date of demand by either party for arbitration, each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator within sixty (60) days after their appointment as party arbitrators. Each party reserves the right to object to any

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

individual arbitrator who shall be employed by or affiliated with a competing organization. In the event objection is made, the AAA shall resolve any dispute regarding the propriety of an individual arbitrator acting in that capacity. The parties shall each bear the expenses of the arbitrator chosen by it, and shall bear one-half the expenses of the independent arbitrator. Hearings in the proceeding shall commence within one hundred twenty (120) days of the selection of the neutral arbitrator.

            Arbitration shall take place in Cook County, Illinois. At the request of either party, arbitration proceedings will be conducted confidentially; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the Association, the Shareholders' Agent and JAMtv and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence. The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable and legal nature, including but not limited to, such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or award rendered by the arbitrators may be entered as a final and binding judgment in any court having jurisdiction thereof.

            Reasonable notice of time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

      9.4 NOTICES. All notices and other communications hereunder shall be in writing and all be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or set by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

            (a)   If to JAMtv or Merger Sub, to:

                  JAMtv Corporation
                  640 North LaSalle Street, Suite 560
                  Chicago, Illinois  60610
                  Attn:  Howard A. Tullman
                  Facsimile No.:  (312) 642-0616
                  Telephone No.:  (312) 642-7560

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

                  with a copy to:

                  Freeborn & Peters
                  311 South Wacker Drive
                  Suite 3000
                  Chicago, Illinois  60606-6677
                  Attn: Michael E. Shabat
                  Facsimile No.:  (312) 360-6520
                  Telephone No.:  (312) 360-6559

            (b)   if to Tunes, to:

                  Tunes Network, Inc.
                  1802 Fifth Street
                  Berkeley, California 94710
                  Attn: Kamran Mohsenin
                  Facsimile No.:  (510) 649-4706
                  Telephone No.: (510) 649-4700

                  with copies to (but only up until the Effective Time):

                  Pillsbury Madison & Sutro LLP
                  2550 Hanover Street
                  Palo Alto, California 94304
                  Attn: Katharine A. Martin
                  Facsimile No.: (650) 233-4545
                  Telephone No.: (650 ) 233-4586

      9.5 PUBLIC ANNOUNCEMENTS. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning the Merger and will not make any such announcement, release or statement without the other's consent.

      9.6 INTERPRETATION. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such references shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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

      9.8 ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedules attached hereto) and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the letter dated March 21, 1998 from Tunes to JAMtv and the Outline of Transaction attached thereto) and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

      9.9 NO TRANSFER. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto, PROVIDED that Merger Sub may assign all or any portion of its rights hereunder to any other newly-formed, wholly-owned subsidiary of JAMtv. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.10 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      9.11 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

      9.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      9.13 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. Except as set forth in Section 7 hereof, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

      9.14 MUTUAL DRAFTING. This Agreement is the joint product of JAMtv and Tunes, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of JAMtv and Tunes, and shall not be construed for or against any party hereto.

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

      9.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PRINCIPLES).

      9.16 JURISDICTION; VENUE. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Illinois state court or federal court sitting in the State of Illinois over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such party at his, her or its address set forth in this Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.



            ((Signature Page of Agreement of Merger Immediately Follows))




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

                   ((Signature Page of Agreement of Merger))

      IN WITNESS WHEREOF, JAMtv, Merger Sub and Tunes have caused this Agreement to be signed by their respective officers, thereunto duly authorized, all as of the date first written above.

                                       JAMtv CORPORATION


                                       By:  /s/ Howard A. Tullman
                                           ----------------------------------
                                             Name: Howard A. Tullman
                                             Title: Chief Executive Officer


                                       TUNES ACQUISITION CORP.


                                       By:  /s/ Howard A. Tullman
                                           ----------------------------------
                                             Name: Howard A. Tullman
                                             Title: Chief Executive Officer



                                       TUNES NETWORK, INC.


                                       By:  /s/ Kamran Mohsenin
                                           ----------------------------------
                                             Name: Kamran Mohsenin
                                             Title: Chief Executive Officer




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